TECHNICAL REPORT SUMMARY FRAC SAND RESOURCES AND RESERVES OAKDALE MINE Monroe County, Wisconsin Prepared For SMART SAND, INC. Yardley, Pennsylvania By John T. Boyd Company Mining and Geological Consultants Pittsburgh, Pennsylvania, USA Report No. 3555.026 FEBRUARY 2026

John T. Boyd Company Mining and Geological Consultants February 23, 2026 File: 3555.026 Smart Sand, Inc. 1000 Floral Vale Blvd., Ste 225 Yardley, PA 19067 Attention: Mr. Christopher Green Vice President of Accounting and Principal Accounting Officer Subject: Technical Report Summary Frac Sand Resources and Reserves Oakdale Mine Monroe County, Wisconsin Ladies and Gentlemen: The John T. Boyd Company (BOYD) was retained by Smart Sand, Inc. (Smart Sand) to independently prepare estimates of mineral resources and mineral reserves— hereafter referred to as frac sand resources and frac sand reserves, respectively—for the Oakdale Mine (or “Oakdale”) as of December 31, 2025. This Technical Report Summary (TRS) has been prepared to support Smart Sand’s disclosure of the subject frac sand resources and frac sand reserves in accordance with Subpart 1300 and Item 601(b)(96) of Regulation S-K (collectively, “S-K 1300”) as adopted by the U.S. Securities and Exchange Commission’s (SEC) on October 31, 2018. Respectfully submitted, JOHN T. BOYD COMPANY By: Ronald L. Lewis Managing Director and COO Q:\ENG_WP\3555.026 SS - Oakdale FY25\WP\Report\Cover Letter.docx Chairman James W. Boyd President John T. Boyd II CEO Carlos F. Barrera Managing Director and COO Ronald L. Lewis Vice Presidents Robert J. Farmer Jisheng (Jason) Han John L. Weiss Michael F. Wick William P. Wolf Managing Director - Australia Jacques G. Steenekamp Managing Director - China Rongjie (Jeff) Li Managing Director – South America Carlos F. Barrera Pittsburgh 4000 Town Center Boulevard, Suite 300 Canonsburg, PA 15317 (724) 873-4400 (724) 873-4401 Fax jtboydp@jtboyd.com Denver (303) 293-8988 jtboydd@jtboyd.com Brisbane 61 7 3232-5000 jtboydau@jtboyd.com Beijing 86 10 6500-5854 jtboydcn@jtboyd.com Bogota +57-3115382113 jtboydcol@jtboyd.com www.jtboyd.com

JOHN T. BOYD COMPANY TABLE OF CONTENTS Page LETTER OF TRANSMITTAL TABLE OF CONTENTS GLOSSARY AND ABBREVIATIONS 1.0 EXECUTIVE SUMMARY ............................................................................. 1-1 1.1 Introduction ....................................................................................... 1-1 1.2 Property Description and Location ................................................... 1-2 1.3 Geology ............................................................................................. 1-2 1.4 Exploration ........................................................................................ 1-4 1.5 Frac Sand Reserves ......................................................................... 1-5 1.6 Operations ......................................................................................... 1-6 1.6.1 Mining .................................................................................... 1-6 1.6.2 Processing ............................................................................ 1-7 1.6.3 Infrastructure ......................................................................... 1-7 1.7 Financial Analysis ............................................................................. 1-8 1.7.1 Market Analysis ..................................................................... 1-8 1.7.2 Capital and Operating Costs ................................................. 1-8 1.7.3 Economic Analysis ................................................................. 1-9 1.8 Regulations and Liabilities .............................................................. 1-10 1.9 Conclusions ..................................................................................... 1-10 2.0 INTRODUCTION .......................................................................................... 2-1 2.1 Registrant .......................................................................................... 2-1 2.2 Purpose and Terms of Reference .................................................... 2-1 2.3 Expert Qualifications ......................................................................... 2-2 2.4 Principal Sources of Information ....................................................... 2-3 2.4.1 Personal Inspections ............................................................ 2-4 2.4.2 Reliance on Information Provided by the Registrant ............ 2-4 2.4.3 Verification of Information ..................................................... 2-5 2.4.4 Other Relevant Data and Information ................................... 2-5 2.5 Report Version .................................................................................. 2-5 2.6 Units of Measure ............................................................................... 2-6

TABLE OF CONTENTS - Continued

			Page
3.0	PROPERTY OVERVIEW		3-1
	3.1	Description and Location	3-1
	3.2	History	3-1
	3.3	Property Control	3-2
	3.4	Adjacent Properties	3-2
	3.5	Regulation and Liabilities	3-2
	3.6	Accessibility, Local Resources, and Infrastructure	3-3
	3.7	Physiography	3-3
	3.8	Climate	3-4
4.0	GEOLOGY		4-1
	4.1	Regional Geology	4-1
	4.2	Property Geology	4-1
		4.2.1 General Stratigraphy	4-1
		4.2.2 Structural Geology	4-3
	4.3	Frac Sand Geology	4-5
5.0	EXPLORATION DATA		5-1
	5.1	Background	5-1
	5.2	Exploration Procedures	5-1
		5.2.1 Drilling and Sampling	5-1
		5.2.2 Frac Sand Testing	5-2
		5.2.3 Other Exploration Methods	5-3
	5.3	Laboratory Testing Results	5-3
		5.3.1 Grain Size Distribution	5-3
		5.3.2 Grain Shape (Sphericity and Roundness)	5-3
		5.3.3 Acid Solubility	5-4
		5.3.4 Turbidity	5-4
		5.3.5 Crush Resistance	5-4
		5.3.6 Quality Summary	5-4
	5.4	Data Verification	5-5
6.0	FRAC SAND RESOURCES AND RESERVES		6-1
	6.1	Applicable Standards and Definitions	6-1
	6.2	Frac Sand Resources	6-2
		6.2.1 Methodology	6-2
		6.2.2 Classification	6-4
		6.2.3 Estimation Criteria	6-5
		6.2.4 Frac Sand Resource Estimate	6-6
		6.2.5 Validation	6-6
	6.3	Frac Sand Reserves	6-6
		6.3.1 Methodology	6-6
		6.3.2 Classification	6-7
		6.3.3 Frac Sand Reserve Estimate	6-9
		6.3.4 Significant Risks and Uncertainties	6-10
		6.3.5 Reconciliation with Previous Estimates	6-10

JOHN T. BOYD COMPANY

TABLE OF CONTENTS - Continued Page JOHN T. BOYD COMPANY 7.0 MINING OPERATIONS .............................................................................. 7-1 7.1 Mining Method .................................................................................. 7-1 7.2 Mine Schedule, Equipment, and Staffing ......................................... 7-2 7.3 Engineering and Planning ................................................................. 7-3 7.4 Mining Sequence and Production .................................................... 7-3 7.5 Mining Risks ...................................................................................... 7-4 8.0 PROCESSING OPERATIONS ................................................................... 8-1 8.1 Processing Method ........................................................................... 8-1 8.1.1 Wet Plant ............................................................................. 8-2 8.1.2 Decant/Dry Plant .................................................................. 8-2 8.1.3 Storage and Loadout ............................................................ 8-3 8.2 Production ......................................................................................... 8-4 8.3 Processing Risks .............................................................................. 8-4 9.0 MINE INFRASTRUCTURE .......................................................................... 9-1 9.1 Overview ........................................................................................... 9-1 9.2 Transportation ................................................................................... 9-1 9.3 Utilities ............................................................................................... 9-1 9.4 Tailings Disposal ............................................................................... 9-2 9.5 Other Structures and Facilities ........................................................ 9-2 10.0 MARKET ANALYSIS ................................................................................ 10-1 10.1 Market Background ......................................................................... 10-1 10.2 Historical Sales ............................................................................... 10-3 10.3 Market Outlook ................................................................................ 10-5 10.4 Market Entry Strategies .................................................................. 10-6 10.5 Future Sales .................................................................................... 10-6 11.0 CAPITAL AND OPERATING COSTS ..................................................... 11-1 11.1 Basis of Capital and Operating Cost Estimates ............................. 11-1 11.2 Capital Expenditures ....................................................................... 11-1 11.2.1 Historical Capital Expenditures .......................................... 11-1 11.2.2 Projected Capital Expenditures ........................................... 11-2 11.3 Operating Costs .............................................................................. 11-2 11.3.1 Historical Operating Costs ................................................... 11-2 11.3.2 Projected Operating Costs .................................................. 11-3 12.0 ECONOMIC ANALYSIS ........................................................................... 12-1 12.1 Approach ......................................................................................... 12-1 12.2 Assumptions and Limitations .......................................................... 12-2 12.3 Financial Model Results ................................................................... 12-3 12.4 Sensitivity Analysis ......................................................................... 12-5

TABLE OF CONTENTS - Continued Page JOHN T. BOYD COMPANY 13.0 PERMITTING AND COMPLIANCE ......................................................... 13-1 13.1 Permitting Requirements and Status .............................................. 13-1 13.2 Environmental Studies .................................................................... 13-2 13.3 Waste Disposal and Water Management ....................................... 13-2 13.4 Compliance ..................................................................................... 13-2 13.5 Plans, Negotiations, or Agreements ............................................... 13-3 13.6 Post-Mining Land Use and Reclamation ........................................ 13-3 13.7 Local Procurement and Hiring ........................................................ 13-3 14.0 INTERPRETATION AND CONCLUSIONS ............................................. 14-1 14.1 Findings ........................................................................................... 14-1 14.2 Significant Risks and Uncertainties ................................................ 14-1 14.3 Recommendations .......................................................................... 14-2

TABLE OF CONTENTS - Continued Page JOHN T. BOYD COMPANY List of Tables 1.1 Oakdale Mine Exploration Drilling Campaign Summary .............................. 1-4 1.2 Oakdale Mine Frac Sand Reserves as of December 31, 2025 ................... 1-5 1.3 Oakdale API/ISO Test Results for the DDH1-10 Composite Sample .......... 1-6 5.1 Oakdale Mine Exploration Drilling Campaign Summary ............................... 5-2 5.2 Weighted Average Particle Size Distribution (% By Mesh Size) ................. 5-3 5.3 Oakdale API/ISO Test Results for the DDH1-10 Composite Sample .......... 5-4 6.1 Oakdale Property Drill Hole Spacing Parameters ........................................ 6-4 6.2 Oakdale Mine Frac Sand Reserves as of December 31, 2025 ................... 6-9 10.1 Historical Sales Data .................................................................................. 10-3 10.2 Frac Sand Sales Forecast .......................................................................... 10-7 11.1 Historical Capital Expenditures ................................................................... 11-1 11.2 Forecasted Capital Expenditures ............................................................... 11-2 11.3 Historical Operating Costs .......................................................................... 11-3 11.4 Forecasted Operating Costs ....................................................................... 11-4 12.1 Financial Results ......................................................................................... 12-3 12.2 Annual Production and Cash Flow Forecast ............................................... 12-4 12.3 DCF-NPV Analysis ...................................................................................... 12-5 12.4 After-Tax NPV12 Sensitivity Analysis ($ millions) ........................................ 12-5 13.1 Oakdale Mine Permit Summary .................................................................. 13-1

TABLE OF CONTENTS - Continued Page JOHN T. BOYD COMPANY List of Figures 1.1 General Location Map .................................................................................. 1-3 4.1 Generalized Stratigraphic Chart, Monroe County, Wisconsin ...................... 4-2 4.2 Cross Section A-A’ ......................................................................................... 4-4 6.1 Relationship Between Frac Sand Resources and Frac Sand Reserves ..... 6-2 6.2 Proven and Probable Reserves ..................................................................... 6-8 6.3 Reconciliation with Previous Frac Sand Reserve Estimate ........................ 6-11 7.1 Western “Bluff” Mining at Oakdale ................................................................ 7-2 8.1 Oakdale Processing Plants and Rail Loadouts ............................................. 8-2 8.2 East Wet 1 and Dry 2 ..................................................................................... 8-3 8.3 East Side Rail Loading Facilities ................................................................... 8-4 10.1 Frac Sand Sales by Mesh Size ................................................................... 10-4 10.2 Frac Sand Sales by Basin/Play ................................................................... 10-4

1 JOHN T. BOYD COMPANY GLOSSARY OF ABBREVIATIONS AND DEFINITIONS 000 : Thousand(s) $ : US dollar(s) AMSL : Above mean sea-level API : American Petroleum Institute API/ISO : API RP 19C/ISO 13503-2, Measurement of Properties of Proppants Used in Hydraulic Fracturing and Gravel-packing Operations BOYD : John T. Boyd Company Constant Dollar : A monetary measure that is not influenced by inflation and used to compare time periods. Sometimes referred to as “real dollars”. CP : Canadian Pacific DCF : Discounted Cash Flow DDA : Depreciation, depletion, and amortization expenses Discount Rate : A rate of return used to discount future cash flows based on the return investors expect to receive from their investment. EBIT : Earnings before interest and taxes EBIAT : Earnings before interest after taxes EBITDA : Earnings before interest, taxes, depreciation, and amortization E&P : Exploration and production EUR : Estimated ultimate recovery – the forecast cumulative quantity of hydrocarbons that can be economically produced from a well, reservoir, or field over its productive lifetime. Frac Sand : Frac sand is a naturally occurring, high silica content quartz sand, with grains that are generally well rounded and exhibit high compressive strength characteristics relative to other silica sand. It is utilized as a prop or “proppant” in unconventional shale frac well completions. Frac Sand Resource : A Frac Sand Resource is a concentration or occurrence of sand material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A Frac Sand Resource is a reasonable estimate of mineralization, taking into account relevant factors such as quality specifications, likely mining dimensions, location or continuity, that, with the assumed and justifiable

2 GLOSSARY OF ABBREVIATIONS AND DEFINITIONS - Continued JOHN T. BOYD COMPANY technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled. Frac Sand Reserve : A Frac Sand Reserve is an estimate of tonnage and grade or quality of Frac Sand Resource that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a Frac Sand Resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted. ft : Feet – a unit of linear measurement equal to 12 inches or 0.3048 meters. Indicated Frac Sand Resource : An Indicated Frac Sand Resource is that part of a Frac Sand Resource for which quantity, grade or quality, densities, shape, and physical characteristics are estimated with sufficient confidence to allow the application of Modifying Factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Geological evidence is derived from adequately detailed and reliable exploration, sampling and testing, and is sufficient to assume geological and grade or quality continuity between points of observation. An Indicated Frac Sand Resource has a lower level of confidence than that applying to a Measured Frac Sand Resource and may only be converted to a Probable Frac Sand Reserve. Inferred Frac Sand Resource : That part of a Frac Sand Resource for which quantity and quality are estimated based on limited geological evidence and sampling. The level of geological uncertainty associated with an Inferred Frac Sand Resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an Inferred Frac Sand Resource has the lowest level of geological confidence of all Frac Sand Resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an Inferred Frac Sand Resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a Frac Sand Reserve. IRR : Internal rate-of-return ISO : International Organization for Standardization lb : Pound LOM : Life-of-Mine

3

GLOSSARY OF ABBREVIATIONS AND DEFINITIONS - Continued

Measured Frac Sand Resource : A Measured Frac Sand Resource is that part of a Frac Sand Resource for which quantity, grade or quality, densities, shape, and physical characteristics are estimated with confidence sufficient to allow the application of Modifying Factors to support detailed mine planning and final evaluation of the economic viability of the deposit. Geological evidence is derived from detailed and reliable exploration, sampling, and testing and is sufficient to confirm geological and grade or quality continuity between points of observation. A Measured Frac Sand Resource has a higher level of confidence than that applying to either an Indicated Frac Sand Resource or an Inferred Frac Sand Resource. It may be converted to a Proven Frac Sand Reserve or to a Probable Frac Sand Reserve.

Mesh : A measurement of particle size often used in determining the size distribution of granular material. In the U.S., standard mesh (or sieve) size is defined as the number of openings in one square inch of a screen. For example, a 36-mesh screen will have 36 openings while a 150-mesh screen will have 150 openings. Since the size of the screen (one square inch) is constant, the higher the mesh number the smaller the screen opening and the smaller the particle that will pass through. The following table provides mesh dimensions which are commonly referenced in frac sand specifications:

	Opening Size		
Mesh	inches	mm	microns
20	0.0331	0.850	850
30	0.0232	0.600	600
35	0.0197	0.500	500
40	0.0165	0.425	425
50	0.0117	0.300	300
70	0.0083	0.212	212
100	0.0059	0.180	180
140	0.0041	0.105	105
200	0.0029	0.075	75

Mine-gate : The location at which finished product leaves the mine or processing facility, with all mining and processing complete, but prior to transportation or delivery beyond the mine site. With regards to pricing, “mine-gate price” refers to the sales price of finished product at the point of shipment from the mine or processing facility, excluding transportation, storage, handling, and other downstream logistics costs incurred beyond the mine site.

Mineral Reserve : *See “Frac Sand Reserve”*

JOHN T. BOYD COMPANY

4 GLOSSARY OF ABBREVIATIONS AND DEFINITIONS - Continued JOHN T. BOYD COMPANY Mineral Resource : See “Frac Sand Resource” Modifying Factors : The factors that a qualified person must apply to Indicated and Measured Frac Sand Resources and then evaluate to establish the economic viability of Frac Sand Reserves. A qualified person must apply and evaluate modifying factors to convert Measured and Indicated Frac Sand Resources to Proven and Probable Frac Sand Reserves. These factors include, but are not restricted to: mining; processing; metallurgical; infrastructure; economic; marketing; legal; environmental compliance; plans, negotiations, or agreements with local individuals or groups; and governmental factors. The number, type and specific characteristics of the modifying factors applied will necessarily be a function of and depend upon the mineral, mine, property, or project. MSHA : Mine Safety and Health Administration. A division of the U.S. Department of Labor. NTU : Nephelometric turbidity units NPV : Net Present Value NWS : Northern White Sands Probable Frac Sand Reserve : A Probable Frac Sand Reserve is the economically mineable part of an Indicated and, in some circumstances, a Measured Frac Sand Resource. The confidence in the Modifying Factors applying to a Probable Frac Sand Reserve is lower than that applying to a Proven Frac Sand Reserve. Proppant Sand : See “Frac Sand” Proven Frac Sand Reserve : A Proven Frac Sand Reserve is the economically mineable part of a Measured Frac Sand Resource. A Proven Frac Sand Reserve implies a high degree of confidence in the Modifying Factors. psi : Pounds per square inch QP : Qualified Person ROM : Run-of-Mine. The as-mined including in-seam clay partings mined with the sand, and out-of-seam dilution. SEC : U.S. Securities and Exchange Commission S-K 1300 : Subpart 1300 and Item 601(b)(96) of the U.S. Securities and Exchange Commission’s Regulation S-K Smart Sand : Smart Sand, Inc.

5 GLOSSARY OF ABBREVIATIONS AND DEFINITIONS - Continued JOHN T. BOYD COMPANY Surficial : Relating to the earths surface or the geology that is on the surface. Ton : Short Ton. A unit of weight equal to 2,000 pounds tph : Tons per Hour TRS : Technical Report Summary UP : Union Pacific USACE : U.S. Army Corps of Engineers WDATCP : Wisconsin Department of Agriculture, Trade & Consumer Protection WDNR : Wisconsin Department of Natural Resources Q:\ENG_WP\3555.026 SS - Oakdale FY25\WP\Report\Glossary.docx

1-1 JOHN T. BOYD COMPANY 1.0 EXECUTIVE SUMMARY 1.1 Introduction Smart Sand’s Oakdale Mine is an active surface sand mining and processing operation that has been producing various finished frac sand products from the Mount Simon Sandstone Formation since commencing operations in 2012. BOYD was retained by Smart Sand to complete an update to our initial independent technical audit (BOYD Report No. 3555.021A) of frac sand resource and frac sand reserve — for the Oakdale Mine. The purpose of this TRS is threefold: (1) to summarize technical and scientific information for the subject property, (2) to provide the conclusions of our review of the information for the property, and (3) to provide statements of frac sand resources and frac sand reserves for the Oakdale Mine in accordance with the disclosure requirements set forth in Subpart 1300, Item 601(b)(96) of the U.S. Security Exchange’s (SEC) Regulation S-K (S-K 1300). BOYD’s findings are based on our detailed examination of the supporting geologic, technical, and economic information obtained from: (1) data, reports, and other information provided by Smart Sand, (2) existing BOYD work files and reports, (3) discussions with Smart Sand personnel, (4) records on file with regulatory agencies, (5) data, reports, and other information from public sources, and (6) nonconfidential information in BOYD’s possession. Our investigation was performed to obtain reasonable assurance that Smart Sand’s frac sand resource and frac sand reserve statements are free from material misstatement. This report provides results of an update to an initial independent audit concerning Smart Sand’s estimate of the frac sand resources and frac sand reserves underlying their Oakdale, Wisconsin property. The basis for these estimates is a volumetric geologic model of the frac sand resources and frac sand reserves originally completed by Smart Sand in July 2021. Updated site-specific and operational information was provided by Smart Sand to bring this estimate current as of December 31, 2025. Unless otherwise noted, the effective date of the information provided herein, including estimates of frac sand resources and frac sand reserves, is December 31, 2025.

1-2 JOHN T. BOYD COMPANY 1.2 Property Description and Location Smart Sand’s Oakdale Mine is located in Monroe County, Wisconsin. The Oakdale Mine was one of the first frac sand mines in the area, commencing operations in 2012. The mine exploits the Mount Simon Sandstone Formation which generally lies at, or below, the water table. Additionally, Smart Sand mines material from the Wonewoc Formation Sandstone found in the above grade ridges, or “bluffs”, within the western portion of the property. Smart Sand controls approximately 1,256 contiguous acres of property which is reportedly owned fee simple. The general location of the subject property is provided in Figure 1.1, following this page. 1.3 Geology Northern white sands (NWS) are generally located in the north-central portion of the United States (Minnesota, Wisconsin, and Illinois, with lesser amounts in Arkansas and Iowa). NWS is found in poorly cemented Cambrian and Ordovician sandstones and in unconsolidated alluvial deposits locally derived from these sandstones. The Saint Peter, Jordan, Wonewoc, and Mount Simon formations are the primary sources of NWS. A majority of the surface of the Oakdale property is overlain by a veneer of poorly sorted glacial till ranging from a few feet to over 30 ft in depth. The entire Oakdale property is underlain primarily by the Cambrian Age Mount Simon Formation Sandstone, which on a regional basis, ranges in thickness from 300 ft to over 2,000 ft (in Indiana). Total thickness of the Mount Simon Formation within the subject property was not determined as the deepest drill hole (240 ft) was terminated while still in the sandstone formation. The Mount Simon sands can be described as poorly consolidated, poorly sorted, fine-grained, quartz sandstone that are typically white in color, but can show variation to a yellowish-gray or grayish-red. Underlying the Mount Simon Formation is pre-Cambrian age granite. In the above grade ridges (or “bluffs”) located on the western-most portions of the subject property, Wonewoc Formation sands are deposited above the Mount Simon. The Wonewoc is generally somewhat coarser in grain size than the Mount Simon, ranging in thickness locally from 60 ft to 90 ft, and exhibiting similar API quality attributes. Both of these formations are extensively mined and processed at the Oakdale Mine.

1-4

Within the property, the surface topography is predominately flat lying except in the western portion of the property where the surface elevation increases (vertical relief of 125 ft to 150 ft). The size consist of the sand found in the above drainage bluff areas is a coarser mix (Wonewoc Formation) in comparison to the sands found in the alluvial material (Mount Simon Formation) within the below drainage areas.

Structure of the mineable deposits on the Oakdale property appears to be flat lying with no evidence of faulting or other distinguishing geologic features.

1.4 Exploration

Based on information provided, there have been six different drilling campaigns completed on the Oakdale property. The first drilling campaign commenced in December 2010, and the most recent drilling campaign was completed in 2018.

A total of 37 drill holes have been drilled throughout the Oakdale property, with 30 of these drill holes providing sufficient data able to be utilized by Smart Sand in their geologic model, and subsequently by BOYD to verify the Smart Sand model. Seven drill holes were not utilized for various reasons, such as insufficient core recovery, hole abandonment, duplicate confirmatory drilling, or drill holes that had no/insufficient data available. Table 1.1 presents summary information on the various Oakdale property drilling campaigns completed to date.

Table 1.1: Oakdale Mine Exploration Drilling Campaign Summary

Year	Number of Holes Drilled	Sand Cores Data Used	Sand Cores Thickness (ft)	Drill Holes Not Used	Reason Not Used
2010	2	-	NA	2	Insufficient Core Recovery
2011	13	12	1,581	1	Hole Abandoned
2011-BOYD	3	-	NA	3	Duplicated Results
2012	3	2	330	1	No data provided
2016	12	12	1,765	-	
2018	4	4	965	-	
Total	37	30	4,641	7	

BOYD reviewed the drilling and sampling methodologies utilized in the various exploration campaigns, including the equipment used and information available regarding the sampling, logging, and field work performed. We note that methodologies and procedures indicate that the data obtained were carefully and professionally collected, prepared, and documented in conformance with generally accepted industry standards. BOYD opines that the work conducted is thorough and complete for purposes of evaluating and estimating frac sand resources and reserves on the Oakdale property.

JOHN T. BOYD COMPANY

1-5

1.5 Frac Sand Reserves

This report provides an estimate of frac sand reserves for Smart Sand's Oakdale Mine in accordance with the requirements set forth in S-K 1300. The estimate was independently audited by BOYD. This report, and previous reports, include a thorough geologic investigation of the property, appropriate modeling of the deposit, development of life-of-mine (LOM) plans, and consideration of the relevant processing, economic (including independent estimates of capital, revenue, and cost), marketing, legal, environmental, socio-economic, and regulatory factors.

Smart Sand's estimated surface mineable frac sand reserves for the Oakdale Mine total 228.3 million saleable product tons, as of December 31, 2025.

Table 1.2, below, presents the estimated frac sand Reserve tons by product (size), that are anticipated to be produced at Smart Sand's Oakdale Mine.

Table 1.2: Oakdale Mine
Frac Sand Reserves as of December 31, 2025

	Product Tons (000) by Classification		
Mesh Size	Proven	Probable	Total
30/50	41,931	31,410	73,341
50/140	83,090	71,918	155,008
Total	125,021	103,328	228,349

The reported reserves include only frac sand which is reportedly owned as of December 31, 2025. It is BOYD's opinion that extraction of the reported frac sand reserves is technically achievable and economically viable after the consideration of potentially material modifying factors.

Projecting finished frac sand product sales of approximately 3.3 million tons per year in 2026, ramping up to a projected 4.0 million tons per year by 2030 and then remaining constant, the operation has an expected LOM of approximately 59 years.

Composite samples collected during the drilling of the initial exploration drill holes were tested by Stim-Lab for APIISO frac sand characteristics. Additional testing was performed on the 20/40, 40/70, and 70/140-mesh product sizes, with summarized results presented in Table 1.3, on the following page.

JOHN T. BOYD COMPANY

1-6

Table1.3: Oakdale API/ISO Test Results for the DDH-1-10 Composite Sample

	DDH-1-10 Average API/ISO Test Results By Product Size				
		API RP19C			API RP19C
Test	Result 20/40-mesh	Recommended Specification	Result 40/70-mesh	Result 70/140-mesh*	Recommended Specification
Sphericity	0.8	≥ 0.6	0.7	0.7	≥ 0.6
Roundness	0.7	≥ 0.6	0.7	0.6	≥ 0.6
Acid Solubility (%)	0.7	≤ 2.0	0.9	1.3	≤ 3.0
Turbidity (NTU)	30	≤ 250	16	16	≤ 250
K-Value (000 psi)	7	-	9	12	-

* Note: Currently, 70/140-mesh proppant sand material does not have an API/ISO specification.

The composited sample testing suggests that the Oakdale Mine produces frac sand products which meet minimum API/ISO recommended testing characteristics, and more importantly meets the specifications of their various customers. BOYD notes that the Oakdale Mine has been selling various frac sand sized products to its exploration and production (E&P) and drilling services customers since 2012.

1.6 Operations

1.6.1 Mining

The Oakdale Mine property is bisected by the operation's infrastructure (rail line spur and loadout facility, access roads, offices, and processing plant areas) into separate eastern and western mining areas.

The mine has two distinct mining schemes that are employed. The eastern side of the property generally consists of lowlands with some interspersed wetlands. This area served as the initial mining area for approximately the first five to six years of the operation. Typical excavator and articulated truck method is employed in a series of benches reaching to the bottom of mining pits. There is very little overburden present in this portion of the property and the overburden that is removed is utilized to create berms or hauled to a dump area. The sandstone formation is drilled and blasted on a very wide pattern to "fluff" or disaggregate the sand grains prior to excavation. The sand is then loaded into trucks and hauled to a wet process plant located near the center of the property for processing. The active mining pits are continuously dewatered, and the water is pumped into a holding pond at the northeastern portion of the property, where the water is sampled and tested prior to being discharged.

Currently, and for the immediate future, the majority of the run-of-mine (ROM) sand is mined from the western side of the property. Here, the higher elevation "bluffs" are mined which generally lie above ground level to approximately 970 ft above mean sea

JOHN T. BOYD COMPANY

1-7 JOHN T. BOYD COMPANY level (amsl) in elevation. Typical of other regional Wonewoc Formation “bluff” mines, there is little overburden, and following vegetation grubbing, 50 ft mining benches are drilled and blasted progressing from the highest elevations downward. Excavators load articulated trucks which haul the ROM material to a primary crusher located near the center of the property. 1.6.2 Processing The Oakdale processing plants consist of a series of two wash plants, three dry plants, and three rail loadouts centered around the centrally-located internal rail line on the property. The original processing plant layout (Wet 1, Dry 1, Loadout 1) was constructed in 2012 on the eastern side of the rail line, and an additional dry plant (Dry 2) was subsequently added to this area which was also fed by Wet 1. The most recent expansion in Q1 2018 included a new fully enclosed wet plant, dry plant, and rail loadout on the west side of the rail line (Wet 2, Dry 3, Loadout 3). This newer plant is where the majority of the mined sand is now processed and loaded. The east side plants are still utilized for incremental production as a “peaking” type facility when demand for product cannot be satisfied solely by the west side facility. The overall complex has an approximate annual finished product capacity of 5.5 million tons and is staffed by approximately 150 employees. This number can fluctuate based on product demand. The average process yield is reported to be 77.3%; as such, 5.1 million ROM tons are expected to produce approximately 4.0 million tons of finished frac sand product per year. The entire operation conforms to a 2-2 3-2 2-3 rotating shift schedule which uses four teams (crews) and two 12-hour shifts to provide 24/7 coverage. Personnel work an average 42 hours per week. The quarry pit generally operates 12-hours per day utilizing this rotation for the entire operation. 1.6.3 Infrastructure The Oakdale Mine transports finished frac sand products via either the on-site rail spur connecting with the Canadian Pacific (CP) rail line, or through a transloading facility located approximately three miles northeast of the mine in Byron, Wisconsin, that accesses the Union Pacific (UP) rail line. Three phase power and a natural gas pipeline is routed along County Road CA and into the plants from the southern end of the property. Wet plant process water is supplied

1-8 JOHN T. BOYD COMPANY primarily by surface water retention ponds, as wash process water is recycled after fines are removed via settling through a series of constructed ponds. A backup high-capacity water well has been drilled if additional water is needed. As the mine progresses, silt ponds are constructed in mined-out areas. Wastewater from offices and other buildings are collected via holding tanks and disposed of on a regular basis. Potable water is provided by a public water system. On-site facilities include a scale house, office, shop, and a quality laboratory located in the dry process plants. 1.7 Financial Analysis 1.7.1 Market Analysis The North American frac sand market has structurally shifted from long-haul NWS to lower-cost in-basin sands, driven primarily by logistics efficiency and cost optimization following the 2014–2016 oil price downturn. Today, in-basin sand dominates bulk volumes—particularly in the Permian Basin—while NWS retains a defensible niche in high-stress or performance-sensitive wells where superior conductivity and crush strength materially improve production outcomes. Smart Sand has demonstrated steady growth in sales volumes from 3.2 million tons in 2021 to 5.4 million tons in 2025, supported by a strong contract base (≈69% of volume) and concentration in key basins such as the Marcellus and Bakken (≈68% of shipments). However, average selling prices declined to $26.28/ton in 2025, reflecting broader market pricing pressures and competitive dynamics. Looking forward, demand for NWS is expected to remain stable but niche, supported by performance-critical applications, constrained supply, and steady premium pricing. While in-basin sands will continue to dominate overall volumes, NWS will remain strategically important for specialized completions. Long-term forecasts indicate stable pricing of approximately $23.08/ton and consistent production volumes, reinforcing the viability of continued frac sand operations at the Oakdale Mine. 1.7.2 Capital and Operating Costs The Oakdale Mine is a mature frac sand operation with well-established production, capital, and operating cost structures supported by historical performance and internal forecasts. Based on BOYD’s evaluation and experience with similar mining operations, the capital and operating cost estimates are considered reasonable and reliable, with an expected accuracy range of approximately ±20%.

1-9 JOHN T. BOYD COMPANY The operation is currently in steady-state production and does not require significant development or expansion capital to maintain planned output levels. Capital expenditures are primarily limited to sustaining capital required to maintain equipment, infrastructure, and operational efficiency. Historical capital spending was approximately $1.01 per ton sold in 2024 and $1.73 per ton sold in 2025, while projected sustaining capital expenditures are forecast at approximately $1.23 per ton sold in 2026, declining to approximately $1.01 per ton sold in 2030 and thereafter. These modest capital requirements reflect the mine’s mature infrastructure and lack of dependence on major future capital investment. Operating costs are stable and predictable, reflecting consistent mining, processing, logistics, and site-level administrative expenses. Historical cash production costs were approximately $13.10 per ton sold in 2025, and projected life-of-mine operating costs are expected to remain consistent at an average of approximately $12.98 per ton sold. These projections are based on expected labor, consumables, power, maintenance, and equipment costs, and exclude corporate overhead and royalties. Overall, the Oakdale Mine’s low sustaining capital requirements, stable operating cost structure, and mature operational profile support continued reliable production and long-term economic viability. 1.7.3 Economic Analysis BOYD’s economic analysis confirms the Oakdale Mine’s frac sand reserves are economically viable and capable of generating substantial long-term positive cash flow under reasonable operating and market assumptions. Using a discounted cash flow (DCF) model with a 12% after-tax discount rate, the project generates an after-tax net present value (NPV₁₂) of approximately $149 million and total after-tax life-of-mine cash flow of approximately $1.04 billion over a remaining reserve life of 59 years. Life-of-mine production is forecast at approximately 228.3 million tons of finished frac sand, generating total revenues of approximately $5.27 billion at an average mine-gate price of $23.08 per ton sold. Cash production costs average approximately $12.98 per ton sold, resulting in strong contribution margins and cumulative pre-tax cash flow exceeding $1.1 billion. Capital requirements are modest, totaling approximately $232 million over the life of the mine, reflecting the operation’s mature, steady-state status.

1-10 JOHN T. BOYD COMPANY Sensitivity analysis demonstrates that project economics are most influenced by frac sand pricing and operating costs, while capital cost variations have relatively limited impact. Even under adverse conditions, the project remains economically robust across a wide range of assumptions. Based on these results, BOYD concludes that the Oakdale Mine represents a financially viable and sustainable long-term frac sand operation with significant remaining economic value. 1.8 Regulation and Liabilities The Oakdale Mine’s operations are predominantly regulated by a Monroe County, Wisconsin non-metallic reclamation permit which contains detailed reclamation plans for the property. Mine operators must submit annual reports to Monroe County containing information on the reclamation status of their mines and pay annual fees based on the disturbed acres. They must also provide written certification that the reclamation plan is being followed. A significant portion of the mineable deposit underlies current wetlands areas that will need to be mitigated prior to mining; these areas are not in the current five-year mining plan. Air emissions are regulated by the Wisconsin Department of Natural Resources, Bureau of Air Management. Smart Sand monitors air emissions and has current permits. Based on our review of information provided by Smart Sand and available public information, it is BOYD’s opinion that the Oakdale Mine’s record of compliance with applicable mining, water quality, and environmental regulations is generally superior for that of the industry. BOYD is not aware of any regulatory violation or compliance issue which would materially impact the frac sand reserve estimate. 1.9 Conclusions It is BOYD’s overall conclusion that Smart Sand’s Oakdale Mine frac sand reserves, as reported herein: (1) were prepared in conformance with accepted industry standards and practices, and (2) are reasonably and appropriately supported by technical evaluations, which consider all relevant modifying factors. We do not believe there is other relevant data or information material to the Oakdale Mine that would render this TRS misleading. Our conclusions represent only informed professional judgment. The ability of Smart Sand, or any mine operator, to recover all of the reported frac sand reserves is dependent on numerous factors that are beyond the control of, and cannot be anticipated by, BOYD. These factors include mining and geologic conditions, the

1-11 JOHN T. BOYD COMPANY capabilities of management and employees, the securing of required approvals and permits in a timely manner, future sand prices, etc. Unforeseen changes in regulations could also impact performance. Opinions presented in this report apply to the site conditions and features as they existed at the time of BOYD’s investigations and those reasonably foreseeable. Q:\ENG_WP\3555.026 SS - Oakdale FY25\WP\Report\CH-1 - Executive Summary.docx

2-1 JOHN T. BOYD COMPANY 2.0 INTRODUCTION 2.1 Registrant Smart Sand is a fully integrated frac and industrial sand supply and services company focused on the mining, processing, and distribution of Northern White frac sand, an essential material in hydraulic fracturing for oil and gas that boosts hydrocarbon recovery. The company delivers end-to-end logistics solutions, transporting sand efficiently from the mine to the wellsite, with innovative storage and delivery systems such as SmartDepot™ silos and SmartPath® transloaders. In addition to serving the oil and gas sector, Smart Sand also provides sand products for industrial manufacturers and a variety of other industrial applications. Smart Sand, incorporated in Delaware in July 2011 and headquartered in Yardley, Pennsylvania, is a publicly traded company listed on NASDAQ under the ticker SND. Additional information regarding Smart Sand can be found on their website at www.smartsand.com. 2.2 Purpose and Terms of Reference Smart Sand retained BOYD to independently prepare and present estimates of frac sand resources and frac sand reserves for the Oakdale Mine in accordance with the disclosure requirements set forth in S-K 1300. As such, the purpose of this TRS is threefold: (1) to summarize technical and scientific information for the subject mining property, (2) to provide the conclusions of our review of the information for the property, and (3) to provide statements of frac sand resources and frac sand reserves for the Oakdale Mine. BOYD’s opinions and conclusions are based on our detailed review of the supporting geologic, technical, and economic information provided by Smart Sand, which was used in formulating the estimates of frac sand resources and frac sand reserves disclosed herein. We independently estimated the frac sand resources and frac sand reserves from first principles using exploration information provided by Smart Sand or by third-party experts engaged by Smart Sand. We employed standard engineering and geoscience methods, or a combination of methods, that we considered to be appropriate and necessary to establish the conclusions set forth herein. Our independent estimate of frac sand resources and frac sand reserves was then compared to Smart Sand’s internally prepared estimate of frac sand resources and frac sand reserves; the results of

2-2 JOHN T. BOYD COMPANY which were reasonably similar. Smart Sand included minor adjustments to the overall geologic model based on their operational knowledge of the Oakdale Property, and BOYD opines these modifications were reasonable and conservative in nature; as such, the Smart Sand volumetric estimate was therefore utilized as the basis to estimating frac sand resources and subsequent frac sand reserves. As in all aspects of mining property evaluation, there are uncertainties inherent in the interpretation of engineering and geoscientific data; therefore, our conclusions necessarily represent only informed professional judgment. The ability of Smart Sand, or any mine operator, to recover all the estimated frac sand reserves presented in this report is dependent on numerous factors that are beyond the control of, and cannot be anticipated by, BOYD. These factors include mining and geologic conditions, the capabilities of management and employees, the securing of required approvals and permits in a timely manner, future sand prices, etc. Unforeseen changes in regulations could also impact performance. Opinions presented in this report apply to the site conditions and features as they existed at the time of BOYD’s investigations and those reasonably foreseeable. This report is intended for use by Smart Sand, subject to the terms and conditions of its professional services agreement with BOYD. We also consent to Smart Sand filing this TRS with the SEC pursuant to S-K 1300. Except for the purposes legislated under U.S. securities law, any other uses of or reliance on this report by any third party is at that party’s sole risk. 2.3 Expert Qualifications BOYD is an independent consulting firm specializing in mining-related engineering and financial consulting services. Since 1943, BOYD has completed over 4,000 projects in the United States and more than 90 other countries. Our full-time staff comprises experts in: civil, environmental, geotechnical, and mining engineering; geology; mineral economics; and market analysis. Our extensive experience in frac sand resource and frac sand reserve estimation, and our knowledge of the subject properties, provides BOYD with an informed basis to opine on the frac sand resources and frac sand reserves available at the Oakdale Sand Mine. An overview of BOYD can be found on our website at www.jtboyd.com. The individuals primarily responsible for the preparation of this report and the estimates of frac sand reserves presented herein are by virtue of their education, experience, and professional association considered qualified persons (QPs) as defined in S-K 1300.

2-3 JOHN T. BOYD COMPANY Neither BOYD nor its staff employed in the preparation of this report have any beneficial interest in Smart Sand, and are not insiders, associates, or affiliates of Smart Sand. The results of our assignment were not dependent upon any prior agreements concerning the conclusions to be reached, nor were there any undisclosed understandings concerning any future business dealings between Smart Sand and BOYD. This report was prepared in return for fees based on agreed-upon commercial rates, and the payment for our services was not contingent upon our opinions regarding the project or approval of our work by Smart Sand and its representatives. 2.4 Principal Sources of Information The information, estimates, opinions, and conclusions presented herein are informed by: (1) data, reports, and other information provided by Smart Sand, (2) discussions with Smart Sand personnel, (3) records on file with regulatory agencies, (4) data, reports, and other information from public sources, and (5) nonconfidential information in BOYD’s possession. The following information was provided by Smart Sand: • Exploration records (e.g., drill hole location maps, drilling logs, and lab testing summaries) • Mapping data, including: - Property control boundaries - Infrastructure locations - Easement and right-of-way boundaries - Topographic site surveys - Recent mining extents • Overview of processing operations and detailed flow diagrams • Preliminary business plans • Historical information, including: - Production reports and reconciliation statements - Financial statements - Product sales and pricing - Mine plans - Site plans - Operational data • Files related to mining and operating permits

2-4 JOHN T. BOYD COMPANY Work files prepared for, and information contained in, the following BOYD reports were utilized to prepare the estimates of frac sand resources and frac sand reserves disclosed herein: John T. Boyd Company. Technical Report Summary: Frac Sand Resources and Reserves, Oakdale Mine, Monroe County, Wisconsin, Report No. 3555.021 (January 2022). John T. Boyd Company. Technical Report Summary: Frac Sand Resources and Reserves, Oakdale Mine, Monroe County, Wisconsin, Report No. 3555.021A (February 2024). Any other information from sources external to BOYD and/or Smart Sand is referenced accordingly. The data and work papers used in the preparation of this report are on file in our offices. 2.4.1 Personal Inspections The most recent personal inspections of the Oakdale operation were made by two of BOYD’s senior geology and mining staff—both qualified persons—on October 26, 2021. The site visit included: (1) observation of the active mining operations, (2) a tour of the mine site’s surface infrastructure, and (3) a detailed discussion of Smart Sand’s geologic model and mine plan. BOYD’s representatives were accompanied by Smart Sand management who openly and cooperatively answered questions regarding, but not limited to: site geology, mining conditions and operations, equipment usage, labor relations, operating and capital costs, current and proposed processing operations, and frac sand marketing. 2.4.2 Reliance on Information Provided by the Registrant In the preparation of this report, BOYD has relied, exclusively and without independent verification, upon information furnished by Smart Sand with respect to: • Property title and status • Encumbrances, easements, and rights-of-way • Permits, bonds, and reclamation liability • Sustainability initiatives • Surface tailings management • Mine closure requirements and plans • Monitoring/compliance requirements for protected areas/species • Community relations • Market overview and strategy

2-5 JOHN T. BOYD COMPANY • Product specifications • Marketing and sales contracts • Income tax rates • Inflation and discount rates Our opinions and conclusions regarding this information are provided in the relevant sections of this report. 2.4.3 Verification of Information BOYD exercised due care in reviewing the information provided by Smart Sand within the scope of our expertise and experience (which is in technical and financial mining issues) and concluded the data are reasonable and reliable considering the status of the subject properties and the purpose for which this report was prepared. We have no reason to believe that any material facts have been withheld or misstated, or that further analysis may reveal additional material information. However, the accuracy of the results and conclusions of this report are reliant on the accuracy of the information provided by Smart Sand. While we are not responsible for any material omissions in the information provided for use in this report, we accept responsibility for the disclosure of information contained herein which is within the scope of our expertise. 2.4.4 Other Relevant Data and Information BOYD is not aware of any additional information that would materially affect the frac sand resource and frac sand reserve estimates reported herein. 2.5 Report Version The effective (i.e., “as of”) date of this TRS is December 31, 2025. The estimates of frac sand resources and frac sand reserves and supporting information presented in this report are effective as of December 31, 2025. This is the third TRS for the Oakdale Mine filed by Smart Sand. This report supersedes the previously filed TRSs and any predated estimates of frac sand resources or frac reserves for the Oakdale Mine. Users of this document should ensure that this is the most recent disclosure of frac sand resources and frac sand reserves for the Oakdale Mine as it is no longer valid if more recent estimates are available.

2-6 JOHN T. BOYD COMPANY 2.6 Units of Measure The U.S. customary measurement system has been used throughout this report. Tons are short tons of 2,000 pounds-mass. Volumes and tonnages have been rounded to reflect estimate precision; minor differences generated by rounding are not considered material to the disclosed estimates. Unless otherwise stated, currency is expressed in U.S. Dollars ($). Historic prices and costs are presented in nominal (i.e., unadjusted) dollars. Future dollar values are expressed on a constant (i.e., unescalated) basis as of the effective date of this report. q:\eng_wp\3555.026 ss - oakdale fy25\wp\report\ch-2 - introduction.docx

3-1 JOHN T. BOYD COMPANY 3.0 PROPERTY OVERVIEW 3.1 Description and Location Smart Sand’s Oakdale Mine is an active surface frac sand mining and processing operation that produces premium branded NWS products for use in the hydraulic fracturing process (known as “fracking”) to produce petroleum fluids, such as oil, natural gas, and natural gas liquids. Figure 6.2 (page 6-8) shows the general layout of the Oakdale property, including locations of mine offices and ancillary facilities, processing plants, loadout facilities, and current and former mining pits. The Oakdale Mine is located in Monroe County, Wisconsin, consisting of a contiguous block of property totaling approximately 1,256 acres with surface and mineral rights owned in fee by Smart Sand. The subject property is situated less than two miles southwest of the town of Oakdale, and approximately 150 miles southeast of the Minneapolis-St. Paul metro area. Geographically, the Oakdale frac sand processing plant is located at approximately 43°57'5.46” N latitude and 90°24'14.22” W longitude. 3.2 History Smart Sand’s Oakdale Mine has operated since 2012, mining and producing premium NWS frac sand products for use in the oil/gas industry. NWS has historically been extensively mined, via surface mining operations, in the north central portion of the United States (Minnesota, Wisconsin, and Illinois, and to lesser extents in Arkansas and Iowa). The primary sources of NWS are from the Ordovician Age Saint Peter, and the Cambrian Age Jordan, Wonewoc, and Mount Simon Formations, which are mineable at the surface throughout an area spanning from south central Minnesota into Wisconsin and portions of Northern Illinois. Smart Sand purchased the Oakdale property as a greenfield site in 2010, and immediately began developing the property, commencing operations in 2012. Oakdale’s Mine Safety and Health Administration (MSHA) identification number (4703625) was assigned in 2012, with mining operations commencing in the third quarter 2012.

3-2 JOHN T. BOYD COMPANY 3.3 Property Control The Oakdale property comprises approximately 1,256 contiguous acres of surface and subsurface mineral rights reportedly owned in fee by Smart Sand. As part of the purchase agreement, Smart Sand pays a royalty of $0.50 per ton of finished frac sand sold to the former landowner. It is BOYD’s understanding that there are no additional royalties, overriding or limited royalties, working interests, production payments, net profit interests, or other mineral interests in the Oakdale property. 3.4 Adjacent Properties Extensive frac sand mining and processing activity occurs throughout three general mining districts (regions) of Wisconsin: the Barron (northwestern Wisconsin), Blair (west- central Wisconsin), and Oakdale (south-central Wisconsin) districts. Smart Sand’s Oakdale Mine is located at the southeastern extent of the Oakdale mining district. Nearby frac sand mines include Iron Oak Energy’s Tunnel City and Wyeville operations, both situated in the Oakdale mining district. A concentration of at least a half-dozen additional frac sand mines are located between 40 – 50 miles northwest in the Blair District, including Smart Sand’s own Blair Mine. There is no information included in the preparation of this report that has been sourced from adjacent operations. 3.5 Regulation and Liabilities The Oakdale Mine operates under several permits and must comply with various other federal, state, and municipal regulations that do not require a specific permit. Smart Sand reports that necessary permits are in place or applied for to support immediate operations. New permits or permit revisions may be necessary from time to time to facilitate future operations. Given sufficient time and planning, Smart Sand should be able to secure new permits, as required, to maintain its planned operations within the context of the current regulations. Smart Sand pays property taxes to the local government in Monroe County in order to maintain ownership of the Oakdale property.

3-3 JOHN T. BOYD COMPANY To the extent known to BOYD, there are no current violations, fines, liens, or other significant factors or risks that may affect access, title, or the right or ability to perform work on the Oakdale property. 3.6 Accessibility, Local Resources, and Infrastructure Smart Sand’s Oakdale Mine is located near a number of small towns in Monroe County, Wisconsin. Monroe County, and the four surrounding counties, have a combined population of over 240,000 people, according to 2020 population estimates for the State of Wisconsin. General access to the Oakdale Mine is via a well-developed network of primary and secondary roads serviced by state and local governments. These roads offer direct access to the mine and processing facilities and are open year-round. Primary vehicular access to the property is via State Route 12, with nearby access to Interstate 90/94. Finished frac sand products from the Oakdale Mine are transported via rail, as the subject property has on-site rail access to the CP rail network. Alternatively, Smart Sands owns an off-site transload facility near the town of Byron, approximately three miles north of the mine property, providing access to the UP rail network. Several regional airports are within an hour’s drive from the mine, and the nearest major international airport, the Minneapolis-St. Paul International Airport, is less than three hours away by road. Reliable sources of three phase electrical power, natural gas, water, and other miscellaneous materials are readily available. Electrical power is provided by regional utility companies. Water is supplied via various sources such as recycled process water ponds, an on-site high-capacity water well, and the public water system. The operation was issued a public water system permit in 2015. 3.7 Physiography The Oakdale property is located in the Western Upland physiographic region of Wisconsin, a geographical region that comprises much of the western half of the state. The Western Upland region is characterized by steep hills, wooded ridges, and rocky outcrops dissected by streams and rivers. The region comprises a portion of the greater driftless area, which marks the termination of advancing glaciers during the last glacial periods of the ice age (Wisconsin Period), which lasted until approximately 11,000 years ago.

3-4 JOHN T. BOYD COMPANY The surface of the Oakdale property is overlain by a veneer of poorly sorted glacial till ranging from a few feet to over 30 ft in depth. Beneath the glacial till is the Mount Simon Formation Sandstone, the primary formation of economic interest at the Oakdale operation. In the higher elevations found on the western portion of the property, Smart Sand mines Wonewoc Formation deposits from “bluffs” that overly the Mount Simon Formation. Both formations are primary sources of sand that is mined and processed into frac sand (NWS) from the region. Surface topography within the property is predominately flat lying, except for the western-most portions of the property where the surface elevation increases, and a series of hills or bluffs are present (vertical relief of 125 ft to 150 ft). Land cover in the immediate area consists primarily of a mixture of hardwood and conifer forests in higher elevations, and intermittent grasslands and wetlands in lower elevations with agricultural land in between. 3.8 Climate Near the Oakdale operation, summers are relatively mild; winters are cold, dry, and enduring; skies are generally partly cloudy to clear. Average high temperatures may range from 9ºF to 83ºF, with the months of November-March exhibiting average lows at or below freezing (32ºF). Average annual rainfall is approximately 3 in., with approximately 75 days of rain annually. Average annual snowfall is approximately 38 in., with an average 23 days per year of notable snowfall. In general, the operating season for the Oakdale Mine is year-round, as Smart Sand has an enclosed wet processing plant that is able to run throughout the winter season. Adverse weather conditions seldom restrict or interfere with the mining, processing, and loading operations; however, extreme weather conditions may temporarily impact operations. Although rare, periodic flooding may be possible during extreme rainfall events. Q:\ENG_WP\3555.026 SS - Oakdale FY25\WP\Report\CH-3 - Property Description.docx

4-1 JOHN T. BOYD COMPANY 4.0 GEOLOGY 4.1 Regional Geology NWS are generally located in the north-central portion of the United States (Minnesota, Wisconsin, and Illinois, and to lesser extents in Arkansas and Iowa). NWS is found in poorly cemented Cambrian and Ordovician sandstones and in unconsolidated alluvial deposits locally derived from these sandstones. The Saint Peter, Jordan, Wonewoc, and Mount Simon formations are the primary sources of NWS. Smart Sand’s Oakdale Mine is located in an area of western Wisconsin near where the Central Sand Plains and Western Coulees and Ridges ecoregions converge. The Central Sand Plains ecoregion is characterized by widespread and relatively flat-lying sand deposits originating from lacustrine and glacial lake outwashes as glaciers began to recede from the region. Glacial melt waters, towards the end of the Wisconsin glacial period (c.19,000 years ago), carried sediment into an ancient lake, Glacial Lake Wisconsin, where they accumulated for approximately 5,000 years. This ancient lake covered much of the nearby region, spanning 70 miles in length, with depths reaching over 150 ft. Approximately 14,000 years ago, Glacial Lake Wisconsin was abruptly drained as ice dams began to melt, flooding the lowlands it typically drained to within a matter of days. Deposition of lakebed sediments were sorted to varying degrees, and the nearby sands that were deposited eventually dried out and were further transported by intense winds throughout the region. The Western Coulees and Ridges ecoregion is characterized by heavily eroded, yet unglaciated, early Paleozoic (Cambrian and Ordovician) Age bedrock. Extensive river channels with networks of floodplains, deltas, and terraces eroded much of the poorly cemented sandstone bedrock formations from the region, leaving scoured valley areas that were gradually infilled by further erosional processes from the surrounding ridges. 4.2 Property Geology 4.2.1 General Stratigraphy The Cambrian Age Mount Simon Formation sandstone is the primary lithologic unit of economic interest on the Oakdale property, and on a regional basis, ranges in thickness from approximately 300 ft to over 2,000 ft (in Indiana). The Mount Simon Formation unconformably overlies Pre-Cambrian Age granite bedrock that exhibits a heavily

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weathered upper interval, or rind, of saprolite—a chemically weathered, decomposed granite--that still exhibits original structural features of the granite bedrock.

In localized, higher elevation areas of the Oakdale property, deposits of Cambrian Age Wonewoc sands are also found. The Wonewoc is only found in these western bluffs and is also mined and processed into frac sand products at the Oakdale Mine.

The surface of the Oakdale property is overlain by a veneer of poorly sorted glacial till ranging from a few feet to over 30 ft in depth. Surface topography is predominately flat lying except in the western-most extents of the property, where the surface elevation increases as a series of hills or bluffs (vertical relief of 125 ft to 150 ft). The size consist of the sand found in the above drainage bluff areas is a coarser mix, typical of the Wonewoc Formation, in comparison to the sands found in the alluvial material and in the in-place below drainage sand formations (Mount Simon Formation).

A generalized stratigraphic chart of the surficial geologic units in Monroe County, Wisconsin is presented in Figure 4.1.

System	Group	Geologic Unit
Neogene		Glacial Till
Cambrain	Elk Mound	Wonewoc Formation
		Eau Claire Formation
		Mount Simon Formation
Pre-Cambrian		Saprolite / Granite

Figure 4.1: Generalized Stratigraphic Chart, Monroe County, Wisconsin

The following text discusses the strata encountered on and around the Oakdale property, in depositional order:

<u>Pre-Cambrian Granite</u>

Pre-Cambrian granites present in the region tend to exhibit an upper, heavily weathered saprolite interval comprising the upper-most portion of the granitic bedrock. The chemically altered saprolite rind indicates intense weathering has occurred over extended timeframes (millions of years) to varying depths within the granite bedrock.

JOHN T. BOYD COMPANY

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<u>Cambrian Mount Simon Formation</u>

The Mount Simon Formation unconformably overlies Pre-Cambrian granite bedrock, and can be described locally as a poorly consolidated, poorly sorted, fine-grained, quartz sandstone deposited in shallow marine environments as Cambrian seas formed in the region. Sands derived from the Mount Simon Formation are typically white in color, but may occur as yellowish-gray or grayish-red sands as well.

<u>Cambrian Eau Claire Formation</u>

The Eau Claire Formation typically overlies the Mount Simon, and is locally a finer-grained, moderately- to well-sorted, sandstone which may be glauconitic and dolomitic, containing varying degrees of laminated shales. The Eau Claire Formation, however, seems to be absent from the Oakdale Property based on drilling records.

<u>Cambrian Wonewoc Formation</u>

The Wonewoc typically overlies the Eau Claire Formation; however, on the Oakdale Property, Wonewoc sands are deposited in the higher elevation bluff areas, unconformably overlying the Mount Simon Formation, presumably as a result of glacial outwash deposition. The Wonewoc is coarser-grained when compared to the Mount Simon, and is typically white in color, but may also appear as a pale yellow.

4.2.2 Structural Geology

Structure of the mineable deposits located on the Oakdale property appear to be flat lying with no evidence of faulting or other distinguishing geologic features. Total thickness of the Mount Simon Formation contained on the property was not determined as the deepest drill hole (240 ft in length) was stopped while still in the sandstone formation. The Wonewoc deposits within the property boundaries reach approximately 90 ft in thickness when present in the western bluff areas.

A cross-section through the deposit is provided in Figure 4.2, on the following page.

JOHN T. BOYD COMPANY

4-5 JOHN T. BOYD COMPANY 4.3 Frac Sand Geology Frac sand is a naturally occurring, high silica content quartz sand, with grains that are generally well-rounded. The main difference between frac sand and other sands is that frac sand grains are relatively pure in composition, consisting almost entirely of quartz; other sands have numerous impurities that may be cemented to the quartz grains. The pure quartz composition of frac sand grains, along with being well-rounded and spherical in shape, gives these sands the characteristics (crush strength, high acid solubility, low turbidity) that are sought after by oil and gas producers for use in developing wells. The sands mined at Oakdale are NWS that are processed into various high quality frac sand products. Frac sands generally exhibit the following characteristics required by oil and gas producers for use in developing wells: • High-purity – frac sand grains are relatively pure (typically, >95% silicon dioxide) in composition and almost entirely free from contaminants. Typical sand deposits have numerous impurities fused to the silica grains, such as iron, carbonate, potassium, and other trace elements/minerals, which can make them more susceptible to mechanical and chemical alteration. Mineralogical purity of silica content is a characteristic of mature sand, which has been highly reworked and well sorted, so that the mechanically and chemically less-resistant minerals and fine particles have been dissolved or winnowed away. • Homogeneous grain size – hydraulic fracturing procedures require sand in a relatively narrow range of grain sizes which are dependent on the specific geological conditions of the well and the fracking procedures used. Larger sand grains generally provide better permeability, but smaller sand grains are typically stronger. When describing frac sand, the product is frequently referred to as simply the sieve cut, e.g., 20/40 mesh sand—meaning that 90 percent of the sand is fine enough to pass through a 20-mesh sieve and is coarse enough to be retained on a 40-mesh sieve. Common frac sand sizes include 20/40 mesh, 30/50 mesh, 40/70 mesh, “100 mesh”, “200 mesh”, and finer. The size ranges for “100 mesh” and “200 mesh” vary significantly between manufacturers. As of the date of this report, finer sands such as 40/70 mesh and “100 mesh” have become more widely utilized in shale gas well fracturing. • High sphericity and roundness – Sphericity and roundness describe the overall shape of the sand grains. Sphericity measures how close the grains approach the shape of a sphere while roundness measures the relative sharpness of corners and curvatures of the grains. Greater sphericity and roundness provide better grain strength and porosity/permeability between grains, allowing better flow of oil and gas from the fractures to the wellhead. A more spherical shape also enables the grains to be carried in the fracking fluid with minimal turbulence. • High crush resistance – Crush resistance of frac sand is dependent upon the hardness and shape of the sand grain. Generally, a high percentage of silica in the

4-6 JOHN T. BOYD COMPANY sand increases its crush resistance. Additionally, monocrystalline grains are stronger than composite grains. Crush resistance is expressed as a K-value that indicates the highest pressure (rounded to the nearest 1,000 psi) that generates less than 10 weight percent fines (i.e., crushed sand grains). For example, a K-value of 7 means that, at 7,000 psi pressure, no more than 10 weight percent fines were generated, but more than 10 weight percent fines were generated at the next highest pressure. The higher the K-value, the more crush-resistant the sand is. • Low acid solubility – Acid solubility is an indication of the amount of soluble cement or soluble mineral grains (i.e., non-silica contaminants) in the frac sand; low solubility requires a high silica content, as pure quartz tends to be insoluble under normal conditions. • Low turbidity – Turbidity is a measure of the clay, silt, or other fine grains and impurities in the sand. Low turbidity is a result of mineralogical maturity and grain-size sorting in the natural depositional environment. Generally, fine suspended matter in the mined sand is washed out during processing, so this property can be somewhat controlled for the final product. Frac sands are generally characterized by a high silica content, high roundness and sphericity, white color, and lack of deleterious material. Because of their monocrystalline structure, these sands have superior grain strength when compared to other silica sands. q:\eng_wp\3555.026 ss - oakdale fy25\wp\report\ch-4 - geology.docx

5-1 JOHN T. BOYD COMPANY 5.0 EXPLORATION DATA 5.1 Background BOYD has been involved with Smart Sand’s Oakdale property since mid-2011. At that time, under BOYD’s supervision, three drill holes were completed with the intent to confirm results from earlier drilling; the confirmatory drill holes had composite frac sand core samples submitted to Stim-Lab for API testing. BOYD used the results of this program to confirm prior drilling and testing data obtained on the property. Upon completion of confirmatory drilling, BOYD was able to map the Oakdale deposit and calculate an initial resource estimate. Since this initial involvement, BOYD has completed numerous updated resource and reserve studies on the Oakdale property, utilizing data from additional exploration programs, as well as completing annual reserve depletion updates for Smart Sand over their typical course of operations. 5.2 Exploration Procedures 5.2.1 Drilling and Sampling Based on information provided to BOYD by Smart Sand, there have been six different drilling campaigns completed on the Oakdale property. The first drilling campaign commenced in December 2010, and the most recent drilling campaign was completed in 2018. From 2010 to 2018, a total of 37 drill holes have been completed throughout the Oakdale property, with 30 of these drill holes providing sufficient data able to be utilized by Smart Sand in their geologic model, and subsequently by BOYD to verify the Smart Sand model. Seven drill holes were not utilized for various reasons, such as insufficient core recovery, hole abandonment, duplicate confirmatory drilling, or drill holes that had no/insufficient data provided. More specifically, drill holes completed in the first campaign were later twinned for verification in the 2014 and 2016 campaigns; accurate collar locations for the initial drill holes were unable to be verified. Table 5.1, on the following page, presents summary information on the various Oakdale property drilling campaigns completed to date.

5-2

Table 5.1: Oakdale Mine Exploration Drilling Campaign Summary

Year	Number of Holes Drilled	Sand Cores Data Used	Sand Cores Thickness (ft)	Drill Holes Not Used	Reason Not Used
2010	2	-	NA	2	Insufficient Core Recovery
2011	13	12	1,581	1	Hole Abandoned
2011-BOYD	3	-	NA	3	Duplicated Results
2012	3	2	330	1	No data provided
2016	12	12	1,765	-	
2018	4	4	965	-	
Total	37	30	4,641	7	

BOYD reviewed the drilling and sampling methodologies utilized in the various exploration campaigns completed on the Oakdale property, as well as the equipment used (ranging from wireline coring to air rotary to rotosonic coring methods), sampling and logging procedures, and the overall field work performed. We note that methodologies and procedures utilized indicate the data obtained were carefully and professionally collected, prepared, and documented in conformance with generally accepted industry standards. BOYD opines that the exploration drilling and sampling completed is thorough and comprehensive for purposes of evaluating and estimating frac sand resources and reserves on the Oakdale property.

5.2.2 Frac Sand Testing

Numerous samples obtained on the Oakdale property from each of the various drilling campaigns were taken to Stim-Lab, where they were first prepared and analyzed for particle size distribution. The general procedure for particle size distribution analysis was as follows:

1. The sample was dried to remove moisture.
2. A 600- to 1,200-gram subsample was collected and weighed.
3. The subsample was placed in a blender for three minutes to break up the material as much as possible.
4. The blended subsample was then placed on a 200-mesh wash screen, and thoroughly washed to remove any fine materials (e.g., clays and silts).
5. The remaining larger than 200 mesh (+200 mesh) material is then dried and weighed to determine the mass of fines that were washed out (i.e., wash loss).
6. The cleaned subsample was then either placed into a sieve stack of different mesh sizes and agitated for a period of 20 minutes, or run through a high-speed photographic particle size analyzer (i.e., CAMSIZER) to determine the particle size distribution of the subsample.

JOHN T. BOYD COMPANY

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Stim-Lab then prepared composite samples for various product sizes, as directed by Smart Sand. The composite samples were then analyzed for API RP 19C/ISO 13503-2 (API/ISO) frac sand characteristics. Grain size distribution analyses and API/ISO testing results are summarized in Section 5.3.

5.2.3 Other Exploration Methods

No other methods of exploration (such as airborne or ground geophysical surveys) were completed on the Oakdale property.

5.3 Laboratory Testing Results

The relatively uniform nature of the sandstone deposit underlying the Oakdale property, combined with the results of independent laboratory testing, indicates the subject property is capable of producing various frac sand products—typically in the 30/140-mesh size fraction—that meet various customer specifications.

5.3.1 Grain Size Distribution

Grain size distribution was analyzed according to API/ISO, Section 6. A table of the weighted average grain size distributions of the in-situ sand deposit, and corresponding product size distributions, were derived from laboratory testing results. Results of these analyses are presented in Table 5.2, below.

Table 5.2: Weighted Average Particle Size Distribution (% By Mesh Size)

In-Place				Product	
>30	30/50	50/140	<140	30/50	50/140
6	28	58	8	32	68

The preceding table highlights the relative size consist of the sands found within the Oakdale Property deposit, indicating approximately 86% of the sand particles are concentrated between the "passing 30-mesh" and "retained 140-mesh" size fraction. Moreover, of the 30/140-mesh product size sand fraction, approximately 68% of the marketable product consists of finer 50/140-mesh sands.

5.3.2 Grain Shape (Sphericity and Roundness)

Grain shape was analyzed according to API/ISO, Section 7. Under this standard, recommended sphericity and roundness values for proppants are 0.6 or greater. As part of the grain shape analysis, the presence of grain clusters (weakly cemented grain aggregates) and their approximate proportion in the sample were reported.

JOHN T. BOYD COMPANY

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5.3.3 Acid Solubility

Acid solubility was analyzed according to API/ISO, Section 8. Under this standard, five grams of sand is treated with 100 milliliters of 12:3 hydrochloric acid to hydrofluoric acid at 150°F for 30 minutes. The recommended maximum acid solubility for proppants in the 30/50-mesh size and coarser size range is 2.0%, and for proppants in the 40/70-mesh size and finer size range is 3.0%.

5.3.4 Turbidity

Turbidity was analyzed according to API/ISO, Section 9. Under this standard, the suggested maximum frac sand turbidity should be equal to or less than 250 nephelometric turbidity units (NTU).

5.3.5 Crush Resistance

Crush resistance is a key test that determines the amount of pressure a sand grain can withstand under laboratory conditions for a two-minute duration. The sample was analyzed according to API/ISO, Section 11. Under this standard, the highest stress level (psi) in which the proppant produces no more than 10% crushed fine material is rounded down to the nearest 1,000 psi and reported as the “K-value” of the material.

5.3.6 Quality Summary

Stim-Lab performed API/ISO analyses on composite samples created in the 20/40, 40/70, and 70/140-mesh product sizes. The test results are presented in Table 5.3, below.

Table 5.3: Oakdale API/ISO Test Results for the DDH-1-10 Composite Sample

	DDH-1-10 Average API/ISO Test Results By Product Size				
Test	Result 20/40-mesh	API RP19C Recommended Specification	Result 40/70-mesh	Result 70/140-mesh*	API RP19C Recommended Specification
Sphericity	0.8	≥ 0.6	0.7	0.7	≥ 0.6
Roundness	0.7	≥ 0.6	0.7	0.6	≥ 0.6
Acid Solubility (%)	0.7	≤ 2.0	0.9	1.3	≤ 3.0
Turbidity (NTU)	30	≤ 250	16	16	≤ 250
K-Value (000 psi)	7	-	9	12	-

* Currently, 70/140-mesh proppant sand material does not have an API/ISO specification.

The composited sample testing suggests that the Oakdale Mine can produce frac sands which meet minimum API/ISO recommended testing characteristics. BOYD notes that the Oakdale Mine has been selling various frac sand products to their E&P and drilling services customers since 2012.

JOHN T. BOYD COMPANY

5-5 JOHN T. BOYD COMPANY 5.4 Data Verification For purposes of this report, BOYD notes that we prepared an initial resource/reserve report for the Oakdale property in 2012 and have since prepared updates to the estimated frac sand resources and frac sand reserves as material changes have occurred in the development of the operation. Material changes may include but are not limited to: new exploration drilling and testing data; the purchase or sale of property; changes in demand for product sizes; operational changes or updates. The December 31, 2025 reserve estimate for the Oakdale Mine is based on historic drill hole data previously used by BOYD in the preparation of our prior reserve estimates. It is customary in preparing frac sand resource and frac sand reserve estimates to accept basic drilling and quality testing data as provided by the client, subject to the reported results being judged representative and reasonable. As we have judged the drilling and quality data representative and reasonable, we opine that they are still representative and reasonable for use in the December 31, 2025 resource and reserve estimate. q:\eng_wp\3555.026 ss - oakdale fy25\wp\report\ch-5 - exploration.docx

6-1 JOHN T. BOYD COMPANY 6.0 FRAC SAND RESOURCES AND RESERVES 6.1 Applicable Standards and Definitions Unless otherwise stated, frac sand resource and frac sand reserve estimates disclosed herein are completed in accordance with the standards and definitions provided by S-K 1300. It should be noted that BOYD considers the terms “mineral” and “frac sand” to be generally interchangeable within the relevant sections of S-K 1300. Estimates of any mineral resources and reserves are always subject to a degree of uncertainty. The level of confidence that can be applied to a particular estimate is a function of, among other things: the amount, quality, and completeness of exploration data; the geological complexity of the deposit; and economic, legal, social, and environmental factors associated with mining the resource/reserve. By assignment, BOYD used the definitions provided in S-K 1300 to describe the degree of uncertainty associated with the estimates reported herein. The definition of mineral (frac sand) resource provided by S-K 1300 is: Mineral resource is a concentration or occurrence of material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled. Estimates of frac sand resources are subdivided to reflect different levels of geological confidence into measured (highest geologic assurance), indicated, and inferred (lowest geologic assurance). Please refer to the Glossary of Abbreviations and Definitions for the meanings ascribed to these terms. The definition of mineral (frac sand) reserve provided by S-K 1300 is: Mineral reserve is an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.

6-2 JOHN T. BOYD COMPANY Estimates of frac sand reserves are subdivided to reflect geologic confidence, and potential uncertainties in the modifying factors, into proven (highest assurance) and probable. Please refer to the Glossary of Abbreviations and Definitions for the meanings ascribed to these terms. Figure 6.1 shows the relationship between frac sand resources and frac sand reserves. Figure 6.1: Relationship Between Frac Sand Resources and Frac Sand Reserves In this report, the term “frac sand reserves” represent the tonnage of frac sand products that meets customer specifications and will be available for sale after processing of the ROM sand. 6.2 Frac Sand Resources 6.2.1 Methodology BOYD independently prepared estimates of in-place frac sand resources for the Oakdale Mine, as of December 31, 2025, by performing the following tasks: 1. Available drilling logs and laboratory testing results were reviewed to check for accuracy and to support development of the geologic model. The geologic database utilized for modeling and estimation consists of results of 30 drillholes, as discussed in Chapter 5. The subsequent geologic data were imported into Carlson Software, a geologic modeling and mine planning software suite that is widely used and accepted by the mining industry.

6-3 JOHN T. BOYD COMPANY 2. A geologic model of the deposit was created in Carlson Software using industry-standard grid modeling methods well-suited for simple stratigraphic deposits. The geologic model delineates the top and bottom of the overburden material, the mineable sand horizon, and the distribution of the product size fractions throughout the deposit. The top and bottom of the mineable frac sand interval was established thusly: a. There is minimal overburden material across the property. The top of the mineable sand interval was defined by Smart Sand, after reviewing drill hole records to define depths at which the sand interval began, as well as considering that the upper few feet of the sand interval tended to exhibit lower yields, and were considered as waste (overburden) as opposed to material that would be fed into the wet processing plant. BOYD opines this approach results in a reasonable, and slightly more conservative basis, to define the upper extent of the mineable sand interval. b. The current ground surface was provided by compiling several aerial topographic surveys that have been conducted from the beginning of the project through August 31, 2025. The flyovers recorded advancement of active and previously mined pits, and the original LIDAR data were used to define the remaining undisturbed ground surface to estimate currently available sand resource volumes. c. The bottom of the mineable sand interval was established at an elevation of 800 ft amsl. Although drilling records show the sand interval extending below an elevation of 800 ft amsl, due to waste material stockpile space constraints, it is unlikely that mining material below this elevation would be operationally feasible. 3. After reviewing the continuity and variability of the deposit, suitable resource classification criteria were developed and applied, which are discussed further in Section 6.2.2. 4. BOYD then reviewed the proposed mining regions identified by Smart Sand. Estimation of the in-place frac sand resources for the Oakdale Property assumes mining operations using standard surface excavation equipment, which is widely utilized for mining similar deposit types. Estimates were subject to the following setbacks and slope requirements: a. 100 ft setback inside of property lines. b. Site infrastructure, including rail lines, plants and processing areas, and site access were eliminated from the resource areas. 5. A 75-degree pit highwall, with a 30 ft catch bench for every 100 ft drop was observed, and a final mining pit floor elevation of 800 ft amsl was used to define the mineable pits within the Oakdale Property. In-place volumes for the proposed pits were calculated from the geologic model. A dry, in-place, bulk density of 125 pounds per cubic foot (based on a density study completed by Smart Sand in 2019) was used to convert the in-place frac sand resource volumes into tonnages.

6-4 JOHN T. BOYD COMPANY 6. For the inaugural Oakdale TRS (BOYD Report 3555.021A) BOYD compared the volumetric estimate derived from our independent geologic modeling to that of the model provided by Smart Sand. The volumetric estimates from the two models were reasonably similar; as such, the Smart Sand volumetric estimate was utilized as the basis for the resource estimate. 7. To estimate remaining frac sand resources as of December 31, 2025, BOYD again utilized Smart Sand’s geologic model as a basis to create an updated volumetric estimate. Recent topographic survey data was utilized to estimate remaining resources available on the Oakdale Property as of the date of the flyover (August 31, 2025). 8. BOYD then utilized provided production data to reconcile the estimate of remaining frac sand resources from the date of volumetric estimate to December 31, 2025. 6.2.2 Classification Geologic assuredness is established by the availability of both structural (thickness and elevation) and quality (size fraction) information for the deposit. Resource classification is generally based on the concentration or spacing of exploration data which can be used to demonstrate the geologic continuity of the deposit. When material variations in thickness, depth, and/or sand quality occur between drill holes, the allowable spacing distance between drill holes is reduced. The following drill hole spacing criteria were established by BOYD after reviewing the available exploration data and geologic model, and were used to classify the frac sand resources of the Oakdale Property as shown in Table 6.1, below: Table 6.1: Oakdale Property Drill Hole Spacing Parameters Resource Classification Spacing Requirement (ft) (Nominal Maximum) Measured 1,750 Indicated 3,500 Inferred 7,000 BOYD has classified all of the estimated frac sand resources within the defined mineable areas of the Oakdale Property as either Measured or Indicated based on drilling density and the low geologic complexity of the deposit. In determining the resource classifications, these factors suggest that a majority of the Oakdale Property may be considered as a Measured Resource; however, areas with significant wetlands were classified as Indicated Resources, as additional environmental studies may be required prior to mining. BOYD is of the opinion that there is a low degree of uncertainty associated with each of the resource classifications.

6-5 JOHN T. BOYD COMPANY 6.2.3 Estimation Criteria Development of the frac sand resource estimates for the Oakdale Mine assumes mining and processing methods and equipment that have been utilized successfully at the operation for several years. The target mining horizon manifests as a continuous sand unit exhibiting relatively consistent depth, thickness, and quality. There is relatively little overburden, and the high-quality sand is easily distinguished from the overlying waste interval; as such, interpretation of the mineable horizon is relatively easy to distinguish. Mined sand is processed to remove out-size materials (i.e., sand which is either too coarse or silts/fines which cannot be sold) and produce saleable finish frac sand products. The amount of finished sand produced as a percentage of the raw sand mined is referred to as the processing yield (or plant yield), which is analogous to the “cut-off grade” of other mining operations. If the expected processing yield of the sand is too low, the cost of production will outweigh sales revenues, and the deposit cannot be economically mined. The minimum processing yield—based on historical and forecasted economics (refer to Chapter 10 through 12)—for the Oakdale Mine is estimated to be 45%. It should be noted that the cut-off grade is well below the expected processing yield of the deposit. Other limiting criteria, such as minimum mining thickness or maximum stripping ratio (the ratio of waste to sand excavated) generally do not negatively impact the economics of the Oakdale Mine when considering the results of the geologic data and overall mine planning used to estimate the surface mineable frac sand resources. The limits of the frac sand resources are constrained to those portions of the interpreted sand deposit that: • Are reasonably defined by available drilling and sampling data. • Contain products that meet generally accepted specifications and can be sold at a profit (i.e., be economic). • Honor any legal mining constraints (e.g., property boundaries, environmental setbacks, utility and infrastructure setbacks, etc.). • Adhere to physical mining limitations. Frac sand resources for the Oakdale Mine are assessed for reasonable prospects for eventual economic extraction by reporting: (1) those resources which have been subsequently converted to frac sand reserves after the application of all material modifying factors, and/or (2) those resources which have similar characteristics (i.e.,

6-6 JOHN T. BOYD COMPANY mining conditions, and expected processing yields and qualities) to those converted to frac sand reserves. The criteria employed in developing the estimates of frac sand resources for the Oakdale Mine is supported by historical results and aligns with those employed at similar operations. As such, it is BOYD’s opinion that the stated criteria are reasonable and appropriate for the estimation of frac sand resources at the Oakdale Mine. 6.2.4 Frac Sand Resource Estimate There are no reportable frac sand resources excluding those converted to frac sand reserves for the Oakdale Mine. Quantities of frac sand controlled by Smart Sand within the defined boundaries of the Oakdale Property which are not reported as frac sand reserves are not considered to have potential economic viability; as such, they are not reportable as frac sand resources. 6.2.5 Validation BOYD independently estimated in-place frac sand resources for the Oakdale Mine based on the provided drilling, sampling, and testing data obtained from Smart Sand. Utilizing industry-standard grid modeling techniques we have estimated volumes of frac sand indicated by the available data. Based on the favorable comparison of our estimate to that of Smart Sand’s well-documented geologic exploration and volumetric estimate, we are of the opinion that Smart Sand’s estimate is reasonable and appropriate. Furthermore, it is our opinion that the estimation methods employed are both appropriate and reasonable for the deposit type and proposed extraction methods. 6.3 Frac Sand Reserves 6.3.1 Methodology Estimates of frac sand reserves for the Oakdale Mine were derived contemporaneously with estimates of frac sand resources. To derive an estimate of saleable product tons (proven and probable frac sand reserves), the following modifying factors were applied to the in-place measured and indicated frac sand resources underlying the respective mine plan areas: • A mining recovery factor utilized in the estimates assumes that approximately 5% of the mineable (in-place) frac sand resource will not be recovered for various reasons. Applying this recovery factor to the in-place resource results in the estimated ROM sand tonnage that will be delivered to the wet process plant.

6-7 JOHN T. BOYD COMPANY • A wet plant recovery factor, which accounts for removal of out-sized (i.e., larger than 30-mesh and smaller than 140-mesh) sand was derived from sieve analysis results from drilling data. The overall wet plant recovery is approximately 85.8%. • A 95% dry processing recovery, which accounts for losses in the dry processing plant due to minor inefficiencies, was used in the estimate of the reserves. The overall product yield (after mining and processing losses) for the Oakdale Mine is estimated at 77.3%. That is, for every 100 tons of in-place frac sand resources available, approximately 77.3 tons will be able to be recovered and sold as product. 6.3.2 Classification Proven and Probable frac sand reserves are derived from Measured and Indicated frac sand resources, respectively, in accordance with S-K 1300. BOYD is satisfied that the frac sand reserve classification reflects the outcome of technical and economic studies. Figure 6.2, on the following page, illustrates the reserve classification of the Oakdale frac sand deposit.

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6.3.3 Frac Sand Reserve Estimate

BOYD's estimate of surface mineable frac sand reserves for the Oakdale Mine totals 228.3 million saleable product tons, as of December 31, 2025. Estimated frac sand reserve tons reported in Table 6.2, below, are based on a LOM plan which, in BOYD's opinion, is technically achievable and economically viable after the consideration of all material modifying factors.

Table 6.2: Oakdale Mine
Frac Sand Reserves as of December 31, 2025

	Product Tons (000) by Classification		
Mesh Size	Proven	Probable	Total
30/50	41,931	31,410	73,341
50/140	83,090	71,918	155,008
Total	125,021	103,328	228,349

The reported reserves include only frac sand which is owned in fee by Smart Sand, as of December 31, 2025.

The frac sand reserves of the Oakdale Mine are generally well-explored and defined. It is our conclusion that approximately 55% of the stated reserves can be classified in the proven reliability category (the highest level of assurance) with the remainder classified as probable.

The Oakdale Mine, and other frac sand operations in the area, have a well-established history of mining and selling frac sand products into the various tight shale oil and gas basins. BOYD has assessed that sufficient studies have been undertaken to enable the frac sand resources to be converted to frac sand reserves based on current and proposed operating methods and practices. Changes in the factors and assumptions employed in these studies may materially affect the frac sand reserve estimate. The estimated product distribution of the frac sand reserves is based on available laboratory gradation test data provided by Smart Sand. Grain size distribution and overall yields may vary based on the depth and location at which mining occurs.

The economic viability of the stated frac sand reserves is demonstrated by the production and financial projections and marketing information presented in Chapters 10 through 12 of this report. The forecasted sales price used in the estimation of frac sand reserves for the Oakdale Mine is estimated to be $23.08 per ton of finished frac sand (refer to Section 10.5 and Table 12.1 for further details).

JOHN T. BOYD COMPANY

6-10 JOHN T. BOYD COMPANY 6.3.4 Significant Risks and Uncertainties The extent to which the frac sand reserves may be affected by any known geological, operational, environmental, permitting, legal, title, variation, socio-economic, marketing, political, or other relevant issues has been reviewed, if and as warranted. It is the opinion of BOYD that Smart Sand has appropriately mitigated, or has the operational acumen to mitigate, the risks associated with these factors. BOYD is not aware of any additional risks that could materially affect the development of the frac sand reserves. Given the data available at the time this report was prepared, the estimates presented herein are considered reasonable. However, they should be accepted with the understanding that additional data and analysis available after the date of estimate may result in changes to the current estimate. These revisions may be material. Based on our independent estimate and operations review, we have a high degree of confidence that the estimates shown in this report accurately represent the available frac sand reserves controlled by Smart Sand at the Oakdale Mine, as of December 31, 2025. 6.3.5 Reconciliation with Previous Estimates Figure 6.3, on the following page, illustrates the reconciliation between the December 31, 2021, frac sand reserve estimate of 250 million tons and the current frac sand reserve estimate of 228.3 million tons. The largest contributor to the reduction was mining depletion, which accounted for a decrease of approximately 19.4 million tons (7.8%), reflecting normal extraction of reserves during the reporting period. In addition, an estimate revision resulted in a further decrease of approximately 2.2 million tons (0.9%), due to updated surface topography and refinement of reserve boundaries. The combined effect of these changes resulted in a total reserve decrease of 21.6 million tons, or approximately 8.6%, compared to the prior estimated

6-11 JOHN T. BOYD COMPANY Figure 6.3: Reconciliation with Previous Frac Sand Reserve Estimate q:\eng_wp\3555.026 ss - oakdale fy25\wp\report\ch-6 - mineral resources and reserves.docx

7-1 7.0 MINING OPERATIONS 7.1 Mining Method The Oakdale Mine has two distinct mining schemes that are utilized, as the property is bisected by the operation’s infrastructure (rail line spur and loadout facility, access roads, offices, and processing plant areas) into separate eastern and western mining areas. The eastern side of the property generally consists of lowlands with some interspersed wetlands. This area served as the initial mining area for approximately the first five to six years of the operation. Typical excavator and articulated truck method is employed in a series of benches downward. There is very little overburden overlying the sand and the overburden that is stripped is utilized in berms or hauled to a dump area. The sand is drilled and blasted on a very wide pattern to “fluff” or disaggregate the sand grains. The mined sand is crushed then hauled to a wet process plant located near the central region of the property for processing. The pits are continuously dewatered, and the water is pumped into a holding pond at the northeast area of the property prior to sampling and discharging. Currently, and for the immediate future, the majority of the ROM sand is mined from the western side of the property. Here, the “bluffs” are mined which generally lie above ground level to approximately 970 ft amsl in elevation. Typical of other Wonewoc Formation “bluff” mines, there is little overburden, and following vegetation grubbing, benches are drilled and blasted in approximately 50 ft high intervals that progress from the highest elevations downward. Excavators load articulated trucks which haul the ROM material to a primary crusher located near the central region of the property. Figure 7.1, on the following page, illustrates the benching and primary crusher on the west side of the property. The current mine plan and exploration drilling have projected the mineable pits to extend down to a base elevation of approximately 800 ft amsl. Typically, blasting occurs twice per week in the pit. Drilling and blasting are contracted to a third-party vendor. JOHN T. BOYD COMPANY

7-2 JOHN T. BOYD COMPANY Figure 7.1: Western “Bluff” Mining at Oakdale 7.2 Mine Schedule, Equipment, and Staffing The entire operation conforms to a 2-2 3-2 2-3 rotating shift schedule which uses four teams (crews) and two 12-hour shifts to provide 24/7 coverage. Personnel work an average 42 hours per week. The quarry pit generally operates on 12 hours daily utilizing this rotation for the entire operation. The primary pit mobile equipment involved in sand excavation includes: • Four Cat 988 loaders. • Two Cat 982 loaders. • Eight Volvo A45 haul trucks. • Three Cat 745 haul trucks. • One Cat 390 excavator. • One Cat 349 excavator. • One Volvo 480 excavator.

7-3 JOHN T. BOYD COMPANY In addition, there are numerous support vehicles (maintenance trucks, skid steers, water truck, etc.) to complement the fleet. The mine, plants, and loadout operate year-round, with staff consisting of approximately 150 employees. 7.3 Engineering and Planning The primary mine planning consideration is the safe, economical, and regular supply of raw high-quality sand feed to the processing plants. In commercial mining terms, the quantities of overburden removed, and sand excavated each year at the Oakdale Mine is considered modest. Mining plans are relatively simple and very flexible; able to be modified based on demand in a relatively short time frame. The sand deposit is relatively competent, and the mining depths are relatively shallow. As a result, slumping, or collapsing, has not been and is not expected to be a detriment to mining operations. Flooding of the mine’s pits may occur, but is considered manageable with existing pumping equipment. 7.4 Mine Sequence and Production Historical mine production has ranged from 4.5 to 6.7 million ROM tons over the last five years, reflecting adjustments in mining rates consistent with operational planning and reserve management. Forecast mine production is projected to range from approximately 4.2 million ROM tons in 2026 to approximately 5.1 million ROM tons by 2030, after which production is expected to remain relatively constant over the remaining life of the mine. This forecast production profile is consistent with the demonstrated capabilities of the existing mining fleet and processing infrastructure and reflects a sustainable, steady-state operating plan aligned with the long-term capacity of the operation. The key driver of the mining operations is the adequate supply of feed material to the Oakdale Mine’s processing plants. At the projected LOM production rates, the Oakdale operation has an expected mine life of approximately 59 years. Future mine production, and hence the longevity of the mine, is directly related to the energy market demand for frac sand. Actual yearly production volumes may, and are likely to, fluctuate significantly based on this demand.

7-4 JOHN T. BOYD COMPANY The areal extents of the remaining mining areas (as shown in Figure 6.2, on page 6-8) and the geologic characteristics of the sand deposit afford the Oakdale Mine a great deal of operational and planning flexibility. Generally, mining operations are expected to advance in blocks outwards from the processing plant areas to minimize haul distances and expand waste storage capacity. It is BOYD’s opinion that the forecasted production levels for the Oakdale Mine are reasonable, logical, and consistent with typical sand surface mining practices in the region. 7.5 Mining Risks Surface mines face two primary types of operational risks. The first category of risk includes those daily variations in physical mining conditions, mechanical failures, and operational activities that can temporarily disrupt production activities. Several examples are as follows: • Water accumulations/soft floor conditions. • Process water shortages. • Power curtailments. • Variations in grain size consistency. • Encountering excessive clay and other waste material. • Failures or breakdowns of operating equipment and supporting infrastructure. • Weather disruptions (power outages, dust storms, excessive heat etc.). The above conditions/circumstances can adversely affect production on any given day, but are not regarded as “risk issues” relative to the long-term operation of a mining entity. Instead, these are considered “nuisance items” that, while undesirable, are encountered on a periodic basis at many mining operations. BOYD does not regard the issues listed above as being material to the Oakdale Mine’s operations or otherwise compromising its forecasted performance. The second type of risk is categorized as “event risk.” Items in this category are rare, but significant occurrences that are confined to an individual mine, and ultimately have a pronounced impact on production activities and corresponding financial outcomes. Examples of event risks are major fires or explosions, floods, or unforeseen geological anomalies that disrupt extensive areas of proposed or operating mine workings and require alterations of mining plans. Such an event can result in the cessation of production activities for an undefined but extended period (measured in months, and

7-5 JOHN T. BOYD COMPANY perhaps years) and/or result in the sterilization of frac sand reserves. This type of risk is minimal in a relatively simple surface sand mining operation. q:\eng_wp\3555.026 ss - oakdale fy25\wp\report\ch-7 - mining operations.docx

8-1 JOHN T. BOYD COMPANY 8.0 PROCESSING OPERATIONS 8.1 Processing Method Frac sand processing at the Oakdale Mine typically comprises the following three major components: • Wet Plant – ROM material from the pit is delivered to the wet plant where the oversize (e.g., gravel) and slime (e.g., fine sand and silt) material is removed. The wet plant does not crush the material, but predominantly scrubs (i.e., washes) and classifies (i.e., sizes) the raw feed material. • Dry Plant – The damp WIP material produced by the wet plant is dried and screened/sorted into finished products. • Storage and Loadout – Finished products are stored in silos and are discharged via gravity from the bottom of the silos onto either a belt system that feeds the on-site rail loadout for transport on the CP rail line, or into highway trucks that transport finished product to the nearby transload facility for transport on the UP rail line. The Oakdale processing facilities comprise two wash plants, three dry plants, and three rail loadouts that are centered around the centrally-located internal rail line on the property. The original processing plant layout (Wet 1, Dry 1, Loadout 1) was constructed in 2012 on the eastern side of the rail line, and an additional dry plant (Dry 2) was subsequently added to this area which was also fed by Wet 1. The most recent expansion in Q1 2018 included a new fully enclosed wet plant, dry plant, and loadout on the west side of the rail line (Wet 2, Dry 3, Loadout 3). This newer plant is where the majority of the mined sand is now processed and loaded. The east side plants are still utilized for incremental production as a “peaking” type facility when demand for product cannot be satisfied solely from the west side facility. Figure 8.1, on the following page, illustrates the layout and location of the processing and loadout facilities. The overall complex has an approximate annual finished product capacity of 5.5 million tons and is staffed by approximately 150 employees. The number of employees can fluctuate based on product demand. .

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Wet 2
Rail
Loadout 2
Dry 2
Dry 1
Rail
Loadout 1
Wet 1
Primary
Crusher
Dry 3
Rail
Loadout 3
Office/
Shop
Note : Image Source, Google Earth June, 2021.

Figure 8.1 Oakdale Processing Plants and Rail Loadouts

8.1.1 Wet Plant

The Oakdale Mine utilizes two different wet processing plants, the west plant (Wet 2) and the east plant (Wet 1). ROM material from the pit is hauled to a primary crusher to reduce oversized material before entering the wet plant. Sand that is greater than 30-mesh and less than 140-mesh is removed in a typical screen-hydrosizer-cycone wet classification system. The resulting 30/140-mesh WIP material is stockpiled and decanted before being fed into the dry plants. Silt and fine waste (<140-mesh) is captured in a series of ponds. Plant process water is recycled from these ponds. Each wet plant has a nominal capacity of approximately 3 million tons per year, or 650 tons per hour (tph), of WIP material. The west plant produces the majority of the sand and the east plant is utilized during periods of high demand.

8.1.2 Decant/Dry Plant

After decanting, the damp 30/140-mesh material produced at the wet process plants is loaded into a feed hopper and metered into one of five Carrier fluid bed dryers. Each dryer has a nominal finished capacity of approximately 1.1 million tons per year. Each dryer operates in the 220 tph to 250 tph range of feed input depending on moisture content. Three dryers are located on the east side serving the dry plants there, and two dryers are located within the west plant. Once the sand is dried it is separated by Rotex multi-deck screens into finished product sizes. The material is then conveyed to storage silos before being loaded into railcars. The plant produces mainly 30/50-mesh, 40/70-

JOHN T. BOYD COMPANY

8-3 JOHN T. BOYD COMPANY mesh, and 70/140-mesh (100-mesh) products. Figure 8.2 shows the east side wet plant and a dry plant. Figure 8.2 East Wet 1 and Dry 2 8.1.3 Storage and Loadout Finished products are stored in 13 product silos (6 at the west plant, 7 at the east plants). Approximate finished storage capacity of all the silos totals 36,000 tons. There are three on-site rail loadouts that service the CP rail line; one loadout is supplied directly by the west plant, and the other two loadouts are located on the east side at Dry 1 and Dry 2. There is also a nearby fourth transloading facility, located 3 miles north of the mine in Byron, Wisconsin, that services the UP rail line. Finished product is hauled to this facility by truck. The on-site rail spur is capable of loading unit train shipments and the off- site loadout is a manifest loadout. Figure 8.3, on the following page, shows the two east side loadouts.

8-4 JOHN T. BOYD COMPANY ` Figure 8.3 East Side Rail Loading Facilities 8.2 Production From a processing perspective, historical finished sand production has ranged from 3.4 million tons to 4.9 at peak levels, reflecting adjustments in plant throughput consistent with operational planning and product demand. Forecast finished sand production is projected to range from approximately 3.3 million tons in 2026 to approximately 5.1 million tons by 2030, after which production is expected to remain relatively constant over the remaining life of the operation. This forecast production rate is consistent with the demonstrated capacity and performance of the existing processing facilities, including crushing, washing, drying, and classification circuits, and reflects a sustainable steady-state throughput level that can be reliably maintained over the long term. 8.3 Processing Risks BOYD is unaware of any reported interruptions, outages, shortages, or failures related to processing operations that have materially affected the Oakdale Mine. Given the operation is well-established, we opine that there is a low risk of such events materially affecting the estimates of frac sand reserves presented herein.

8-5 JOHN T. BOYD COMPANY Based on our review, it is BOYD’s opinion that the processing methods and existing equipment at the plants are sufficient for the forecasted production of finished frac sand products. q:\eng_wp\3555.026 ss - oakdale fy25\wp\report\ch-8 - processing operations.docx

9-1 JOHN T. BOYD COMPANY 9.0 MINE INFRASTRUCTURE 9.1 Overview All of the basic infrastructure required for the ongoing operation of the Oakdale Mine is in place. Figure 6.2 illustrates the general layout of the site and infrastructure at the subject operation. Surface facilities currently located on the Oakdale property are well constructed and have the necessary capacity/capabilities to support Smart Sand’s near-term operating plans. Operational preference may lead to the upgrading of some existing facilities if the operation expands in the future. BOYD is unaware of any reported interruptions, outages, shortages, or failures to infrastructure requirements that have materially affected the Oakdale Mine’s operations. Given the operation is well-established, we opine that there is a low risk that such events would materially affect the estimates of frac sand reserves presented herein. 9.2 Transportation The Oakdale Mine is serviced by several roads maintained by the local municipality, county, and state governments. These roads are either paved or well-maintained graded roadways. Road access is available year-round. Oakdale has a series of on-site loadouts and a rail loop with a capacity of several hundred railcars. Finished frac sand products are transported via rail through either the rail spur access at the north end of the property on the CP rail line, or through an off-site transloading facility on the UP rail line. 9.3 Utilities The Oakdale Mine is serviced by three phase power and a natural gas pipeline that are routed along County Road CA and into the plant at the southern end of the property. Plant process water is supplied by surface water retention ponds and a drilled high-capacity water well if needed. Additionally, wash process water is recycled after fines are removed via settling in a series of constructed ponds.

9-2 JOHN T. BOYD COMPANY 9.4 Tailings Disposal The mining and processing of frac sand at the Oakdale Mine creates a substantial amount of tailings (i.e., waste material). These tailings are typically a mixture of clay, very fine sand, and other non-silica minerals. As the mine progresses, silt ponds are constructed in mined-out areas, where the solid materials settle to the bottom and water is recovered for reuse. 9.5 Other Structures and Facilities Wastewater from offices and other buildings is collected via holding tanks and disposed of on a regular basis. Potable water is provided by a public water system. On-site facilities include a guard house, office, shop, and a quality laboratory located in the dry process plants. q:\eng_wp\3555.026 ss - oakdale fy25\wp\report\ch-9 - infrastructure.docx

10-1 JOHN T. BOYD COMPANY 10.0 MARKET ANALYSIS 10.1 Market Background The modern North American frac sand industry emerged alongside the shale oil and gas revolution of the mid-2000s, when horizontal drilling and multi-stage hydraulic fracturing dramatically increased demand for high-quality proppant. Early shale completions placed a premium on high crush strength and proppant conductivity, which positioned NWS— sourced primarily from high-purity quartz formations in Wisconsin and Minnesota—as the industry’s benchmark material. NWS deposits such as the Saint Peter, Jordan, Wonewoc, and Mount Simon sandstones exhibit excellent sphericity, roundness, and >99% quartz content, characteristics that deliver superior performance under high closure stresses. As a result, NWS dominated the market through the early 2010s and was shipped via unit trains to every major unconventional basin, despite significant transportation costs associated with 1,000 to 1,500-mile rail hauls. Following the 2014–2016 oil price collapse, operators shifted from quality-driven to cost-optimized completion designs, accelerating adoption of high-proppant-intensity fracturing and longer laterals. This sharply increased total proppant mass per well and magnified logistics as a cost driver—often more than half of delivered sand cost in the Permian was attributable to transportation rather than mine-gate pricing. In response, the industry began developing regional or in-basin sands that could be trucked short distances from the mine to the well pad. Texas brown sands and analogous formations in Oklahoma and the Haynesville provided sufficient crush strength for many reservoir stress environments, even though they lacked the conductivity profile of NWS. Between 2016 and 2019, more than 20 new in-basin mines were constructed in the Permian alone, creating substantial overcapacity and dramatically reducing dependence on Midwestern supply. Industry analysts describe this period as a structural market realignment, with Permian in-basin penetration rising toward 70 to 80% of total proppant demand by 2019. The result is a bifurcated market architecture that persists today. In-basin sand now serves as the volume backbone for most major oil-dominant basins, driven by logistics efficiency, last-mile delivery integration, and reduced total well cost. Mine-gate pricing and transportation networks have become strategic differentiators, with infrastructure innovations—such as West Texas overland conveyor systems—further reducing reliance on long-haul rail. Meanwhile, NWS functions as a performance-oriented niche product, selected for wells with elevated closure stresses, complex fracture geometries, or estimated ultimate recovery (EUR) sensitive economics where conductivity degradation

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from regional sands may be unacceptable. Recent technical assessments indicate that while in-basin sands meet operational requirements for most Permian completions, NWS retains measurable conductivity and permeability retention advantages that can translate to improved long-term recovery in certain reservoir conditions.

The competitive relationship between NWS and in-basin producers is best described as selective substitution rather than universal displacement:

- In-basin producers dominate on delivered cost, making them the default choice for most high-volume Permian and Haynesville completions.
- NWS maintains a defensible niche in wells with elevated closure stress, complex fracture networks, or high EUR sensitivity, where conductivity degradation from lower-quality sands may materially impact long-term production.
- Supply elasticity differs sharply – in-basin suppliers expand and contract capacity quickly, whereas NWS supply is slower to adjust, leading to different pricing cycles across segments.
- Vertical integration is a growing differentiator, with in-basin suppliers capturing value through last-mile logistics and storage, while NWS suppliers increasingly rely on strategic partnerships with railroads, terminals, and pressure pumpers to stabilize demand.

Basin-level competitive dynamics in frac sand markets are driven mainly by differences in logistics, cost structures, and sand quality relative to specific shale plays:

<u>Appalachia (Marcellus/Utica)</u>

- NWS retains strong share due to geological requirements and proximity to Midwestern supply.
- Limited local sand resources of comparable quality.

<u>Bakken</u>

- Combination of NWS and regional sands; long rail distances common.
- Delivered cost is competitive versus trucking local alternatives across North Dakota.

<u>Duvernay</u>

- Oil window – regional sands increasingly adopted for cost efficiency.
- Deep gas window – NWS remains preferred due to high stress.

<u>Eagle Ford</u>

- Mixed NWS and regional sands historically; increasing in-basin supply reducing NWS share.

JOHN T. BOYD COMPANY

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- Logistics costs remain material due to dispersed well locations.

Haynesville

- High pressure environment increases NWS relevance, but many wells still use in-basin sand for cost reasons.
- Delivered-cost advantages strongly influence procurement decisions.

Montney

- Among North America's deepest unconventional plays.
- NWS remains the primary proppant due to crush-strength requirements.
- Regional Canadian sands are used selectively in shallower Montney benches.

Permian Basin

- In-basin sand has >80% market share.
- NWS used only for selective high-stress benches or operator-specific conductivity programs.
- Logistics integration (trucking fleets, silos, conveyors) is the dominant competitive advantage.

10.2 Historical Sales

Smart Sand supplies a range of frac sand products to major oilfield services companies and E&P companies operating in various North American oil and gas basins. Recent historical sales data (on a consolidated basis) provided by Smart Sand are summarized in Table 10.1, below.

Table 10.1: Historical Sales Data

	2021	2022	2023	2024	2025
Product Sales (000 tons):					
Oakdale	2,350	3,386	3,353	3,534	3,551
Ottawa	839	945	790	566	582
Blair	-	-	402	1,150	1,309
Total	3,189	4,330	4,545	5,250	5,442
Net Sand Revenue ($ 000)	61,383	126,662	144,801	160,653	143,026
Average Selling Price ($/ton sold)	19.25	29.25	31.86	30.60	26.28

Note: Totals may not sum due to rounding. Net Sand Revenue and Average Selling Price are at the mine-gate.

JOHN T. BOYD COMPANY

10-4 JOHN T. BOYD COMPANY As shown in Figure 10.1, below, almost 85% of Smart Sand’s sales in 2025 were of 40/70 and 100 Mesh frac sand. Figure 10.1: Frac Sand Sales by Mesh Size In 2025, almost 68% of Smart Sand’s finished frac sand was destined for the Marcellus and Bakken basins (as shown in Figure 10.2, below). Figure 10.2: Frac Sand Sales by Basin/Play Smart Sand has structured long-term contracts with some customers outlining volume commitments and, in some cases, fixed pricing. Smart Sand also services customers on a spot basis where volume thresholds are not set, and orders are serviced on an

10-5 JOHN T. BOYD COMPANY as-available basis at prevailing market prices. In 2025, contract sales accounted for almost 69% (on a tonnage basis) of all frac sand sales for Smart Sand. In 2025, the top five customers (by sales volume) accounted for over 62%of total sales for Smart Sand, while the top ten customers accounted for over 86% of total sales. 10.3 Market Outlook NWS remains a critical proppant for high-performance completions in oil and gas wells, particularly in deep or high-stress reservoirs. While in-basin sand dominates bulk volumes, NWS continues to hold a defensible position where premium proppant performance is essential. The following outlines BOYD’s demand, supply dynamics, pricing expectations, and key market risks from the NWS perspective. Demand Outlook • Baseline demand for NWS remains stable, driven by its use in wells requiring high- performance proppant, such as deeper or stress-critical reservoirs. • Moderate growth is expected from increased completion intensity (lb/ft) and wider adoption of simul-frac techniques, which can raise sand consumption per crew per day. • NWS demand is less sensitive to rig count fluctuations than in the past because wells with longer laterals and more stages still require performance-critical proppant in smaller quantities. Supply Outlook • NWS supply remains constrained by permitting challenges, limited high-quality deposits, and the declining share of key oil plays. • Expansion potential is limited; few deposits can economically supply performance- critical sand in large volumes. • This constrained supply supports stable premium pricing and reinforces NWS as a niche but essential component in completions that demand superior proppant performance. Balance & Pricing • Market conditions are expected to be balanced to slightly oversupplied for in-basin sands, while NWS retains its premium position. • Pricing for NWS should remain stable, with periodic uplifts linked to deeper or higher-stress drilling activity. • Delivered-cost differentials continue to shape procurement, ensuring that NWS maintains a selective but high-value role in completions.

10-6 JOHN T. BOYD COMPANY Downside Market Risks • Reduced drilling or completion activity in high-spec wells could compress NWS demand. • Improved in-basin proppants that encroach on NWS performance could challenge market share. • Logistical constraints, regulatory hurdles, or environmental compliance issues could impact supply consistency or cost. Upside Market Opportunities • Increases in completion intensity or longer lateral lengths could boost per-well NWS consumption. • Renewed demand for high-performance proppants in deeper or more challenging reservoirs could tighten NWS availability. • Supply chain or regional logistical bottlenecks may elevate delivered pricing and improve margins for NWS producers. • Technology adoption in transportation and last-mile delivery could create competitive advantages for integrated NWS suppliers. NWS is unlikely to reclaim historical market share for bulk sand but will remain critical where premium performance is non-negotiable. 10.4 Market Entry Strategies As an existing producer with a lengthy commercial history and established customer base, it is BOYD’s opinion that market entry strategies are not required for continued sale of the Oakdale Mine’s frac sand products. 10.5 Future Sales BOYD’s projections of sales volumes and frac sand prices for the Oakdale Mine are informed by Smart Sand’s historical operating results, their budget forecasts, and our knowledge of frac sand markets. Forecasted prices are based on sales of various sizes (e.g., 30/50, 40/70, and 70/140-mesh) of finished frac sand. Our frac sand sales forecast for the Oakdale Mine is provided in Table 10.2, on the following page.

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Table 10.2: Frac Sand Sales Forecast

Year(s)	Sales (000 tons)	Average Selling Price ($/ton)
2026	3,264	23.08
2027	3,427	23.08
2028	3,598	23.08
2029	3,778	23.08
2030	3,967	23.08
2031	3,967	23.08
2032	3,967	23.08
2033	3,967	23.08
2034	3,967	23.08
2035	3,967	23.08
2036–2084	190,480	23.08
Total	228,349	
Minimum		23.08
Maximum		23.08
Average		23.08

BOYD is not aware of any material contracts for the sale of frac sand from the Oakdale Mine.

Q:\ENG_WP\3555.026 SS - Oakdale FY25\WP\Report\CH-10 - Market Analysis.docx

JOHN T. BOYD COMPANY

11-1 JOHN T. BOYD COMPANY 11.0 CAPITAL AND OPERATING COSTS 11.1 Basis of Capital and Operating Cost Estimates The production and unit cost estimates for the Oakdale Mine are informed by Smart Sand’s historical performance and internal budget forecasts, in combination with BOYD’s familiarity with mining costs at similar operations. Operating volumes are well-defined and understood, as are mining and processing productivities at the Oakdale operation. As such, it is BOYD’s opinion that the production and financial projections are reasonable for an operating mine and are likely to be within ±20% accuracy level. This section contains forward-looking information related to capital and operating cost estimates for the Oakdale Mine. There are inherent known and unknown risks and uncertainties associated with all mining operations. These risks, uncertainties, and other factors are not quantifiable, but include, and are not limited to, adverse general economic conditions, operating hazards, inherent uncertainties in interpreting engineering and geologic data, fluctuations in commodity prices and prices for operational services, government regulation and political risks, as well as other risks commonly associated with the mining industry. 11.2 Capital Expenditures 11.2.1 Historical Capital Expenditures Historical capital expenditures have consisted primarily of sustaining capital required to maintain production capacity and supporting infrastructure at the Oakdale Mine. Discretionary capital has been limited and generally directed toward incremental improvements, equipment upgrades, and operational optimization initiatives, rather than material expansion or development activities. Capital expenditures at the Oakdale Mine over the last two years are summarized in Table 11.1, below. 2024 2025 Capital Expenditures ($ 000) 3,566 6,171 Capital Expenditures ($/ton sold) 1.01 1.73 Table 11.1: Historical Capital Expenditures

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11.2.2 Projected Capital Expenditures

The Oakdale Mine is currently in steady-state production and is not dependent on significant development or expansion capital to maintain planned output levels. Forecast capital expenditures are limited primarily to sustaining capital required to maintain equipment, infrastructure, and production capacity over the life of mine. Other capital expenditures are largely discretionary in nature and relate to optimization, efficiency improvements, or potential expansions. Accordingly, continued operations are not contingent upon material additional capital investment beyond normal sustaining requirements.

Projected capital expenditures for the Oakdale Mine over the next five years are summarized in Table 11.2, below.

Table 11.2: Forecasted Capital Expenditures

	2026	2027	2028	2029	2030
Capital Expenditues ($ 000)	4,000	4,000	4,000	4,000	4,000
Capital Expenditues ($/ton sold)	1.23	1.17	1.11	1.06	1.01

BOYD projected annual sustaining capital expenditures after 2030 at a unit cost of $1.01 per ton sold, this includes maintenance of production equipment as well as other items, for the operation. This factor is based on our judgment and experience with similar operations.

11.3 Operating Costs

11.3.1 Historical Operating Costs

Operating costs (i.e., cash production costs) comprise all site-level cash expenditures incurred in the extraction, processing, and production of the finished frac sand products. These costs include mining and processing activities, site-specific general and administrative expenses (including non-income taxes and fees), and ongoing reclamation.

Cash production costs at the Oakdale Mine over the last two years are summarized in Table 11.3, on the following page.

JOHN T. BOYD COMPANY

11-3 JOHN T. BOYD COMPANY 11.3.2 Projected Operating Costs Future operating cost estimates were developed based on recent actual costs and considering specific operational activity levels and cost drivers. The estimates consider current and expected labor headcount and salaries, major consumables and unit prices, power costs, and equipment and maintenance costs. The total operating cost estimate includes all site costs related to mining, processing, loading, and site-specific general and administrative expenses (including non-income taxes and fees). Excluded from the projected operating costs are: (1) allocated corporate selling, general, and administrative (SG&A) expenses; and (2) production royalties. As shown in Table 11.4, on the following page, The Oakdale Mine’s projected operating costs are expected to remain relatively consistent (on an uninflated basis) with 2025 results. As such, the projected total cash production cost over the life of the mine averages $12.98 per ton sold over the life of the mine. As the operation is in a steady state, BOYD considers the future operating cost estimates to be reasonable and appropriate. 2024 2025 2024 2025 Cash Production Costs: Mining 9,306 14,070 2.64 3.95 Production 18,992 19,252 5.38 5.41 Logistics 1,228 971 0.35 0.27 Maintenance 5,381 4,260 1.52 1.20 Safety 450 421 0.13 0.12 Quality 9 420 0.00 0.12 Environmental 730 627 0.21 0.18 Plant Management 1,577 1,534 0.45 0.43 Other 4,581 5,071 1.30 1.43 Total 42,255 46,627 11.97 13.10 Note: Totals may not sum due to rounding. $ 000 $/ton sold Table 11.3: Historical Operating Costs

11-4 JOHN T. BOYD COMPANY q:\eng_wp\3555.026 ss - oakdale fy25\wp\report\ch-11 - capital and operating costs.docx 2026 2027 2028 2029 2030 Cash Production Costs ($ 000): Mining 13,609 14,601 15,644 16,738 17,887 Production 18,150 19,474 20,864 22,324 23,856 Logistics 2,421 2,597 2,783 2,977 3,182 Maintenance 4,002 4,293 4,600 4,922 5,260 Safety 406 435 466 499 533 Quality 314 337 361 386 412 Environmental 692 742 795 851 910 Plant Management 1,339 1,437 1,539 1,647 1,760 Other (1,661) (1,782) (1,910) (2,043) (2,183) Total 39,271 42,135 45,142 48,300 51,616 Cash Production Costs ($/ton sold): Mining 4.17 4.26 4.35 4.43 4.51 Production 5.56 5.68 5.80 5.91 6.01 Logistics 0.74 0.76 0.77 0.79 0.80 Maintenance 1.23 1.25 1.28 1.30 1.33 Safety 0.12 0.13 0.13 0.13 0.13 Quality 0.10 0.10 0.10 0.10 0.10 Environmental 0.21 0.22 0.22 0.23 0.23 Plant Management 0.41 0.42 0.43 0.44 0.44 Other (0.51) (0.52) (0.53) (0.54) (0.55) Total 12.03 12.30 12.55 12.78 13.01 Note: Totals may not sum due to rounding. Table 11.4: Forecasted Operating Costs

12-1 JOHN T. BOYD COMPANY 12.0 ECONOMIC ANALYSIS 12.1 Approach The economic analysis presented in this chapter was prepared by BOYD for the purpose of confirming the commercial viability of the Oakdale Mine’s reported frac sand reserves and not for the purpose of valuing the Oakdale operation, or its assets. The economic analysis contains forward-looking information related to the projected operating and financial performance of the Oakdale Mine. This projection involves inherent known and unknown risks and uncertainties, some of which may be outside of Smart Sand’s control. Smart Sand, as with all mining companies, actively evaluates, changes, and modifies business and operating plans in response to various factors that may affect operational and/or financial results. Actual results, production levels, operating expenses, sales realizations, and all other modifying factors could vary significantly from the assumptions and estimates provided in this analysis. Risk is subjective, as such, BOYD recommends that each reader should evaluate the project based on their own investment criteria. The financial model used for the purposes of the economic analysis forecasts future free cash flow from frac sand production and sales over the life cycle of the Oakdale Mine using the annual forecasts of production, sales revenues, and operating and capital costs discussed earlier in this report. A DCF analysis, in which future free cash flows are discounted to present value, is used to derive an NPV for the frac sand reserves. The use of DCF-NPV analysis is a standard method within the mining industry to assess the economic value of a project after allowing for the cost of capital invested. The financial evaluation of the Oakdale Mine has been undertaken on a simplified after-tax basis and does not reflect Smart Sand’s corporate tax structure. NPV is calculated using an after-tax discount rate of 12% (NPV12). Cash flows were assumed to occur in the middle of each year and are discounted to January 1, 2026. Cost estimates and other inputs to the cash flow model for the project have been prepared using constant 2025 money terms, i.e., without provision for inflation. The internal rate of return and project payback were not calculated, as there was no initial investment (sunk costs) considered in the financial model provided herein. A suite of sensitivities was calculated to evaluate the effect of the main drivers of economic performance, including variations in sales prices, operating costs, and capital costs.

12-2 JOHN T. BOYD COMPANY 12.2 Assumptions and Limitations Cash flow projections for the Oakdale Mine have been generated from the annual forecasts of production, sales revenues, and operating and capital costs discussed earlier in this report. A summary of the key assumptions and limitations is provided below: • Sales volumes of finished frac sand through 2030 are based on Smart Sand’s budget projections and are expected to remain constant thereafter. Forecasted sales volumes are at or below the capacity of the Oakdale processing facilities (approximately 5.5 million tons of finished frac sand per year). • ROM production requirements are based on an expected processing yield of 77.3% and will remain in line with expected sales volumes. Forecasted ROM production is at or below the capacity of the existing mining equipment and related infrastructure. • Forecasted revenues are based on projected sales of various sizes (e.g., 30/50, 40/70, and 70/140-mesh) of finished frac sand with a weighted average mine-gate sales price of $23.08 per ton in 2026, and remain relatively constant over the life of the reserves. Additional transportation and delivery costs are assumed to be incurred by the customer or added as a pass-through to the mine-gate price. Market specifications and forecasted sales prices for Smart Sand’s finished frac sand from the Oakdale Mine are provided in Chapter 10. • Projected operating costs are discussed in Chapter 11 and include all site costs related to mining, processing, loading, and general and administrative expenses (including non-income taxes, fees, and royalties). Unit operating costs are expected to remain relatively constant over the life of the operation. • Projected capital expenditures are discussed in Chapter 11 and include sustaining/maintenance of operations costs. Unit capital expenditures are expected to remain relatively constant over the life of the operation. • No allowance for changes in or the recapture of working capital has been made in the financial analysis as the Oakdale Mine business unit is a going concern. Exclusion of working capital from the financial analysis does not have a material impact on the NPV calculation. • Depreciation and amortization expenses through 2030 are based on Smart Sand’s budget projections and are expected to remain constant thereafter. • Allocation of corporate SG&A expenses is based on the Oakdale Mine’s relative share of Smart Sand’s operating performance. • Anticipated royalty payments have been provided by Smart Sand. • Income taxes are based on: − Federal Business Income Tax rate of 21%. − Wisconsin State Income Tax rate of 7.9%.

12-3 JOHN T. BOYD COMPANY • Asset recovery/salvage values were not included in the valuation. • Post-mining reclamation costs were not included in the valuation. Based on the information available at the time of our analysis, it is BOYD’s opinion that the production and financial projections provided herein are reasonable and are accurate to within ±20%. 12.3 Financial Model Results Table 12.1, below, provides a summary of the estimated remaining life of reserves financial results for the Oakdale Mine. Estimated LOM pre-tax and after-tax cash flows for frac sand production from the Oakdale Mine are presented in Table 12.2, on the following page. Units Remaining Life of Mine Total Expected Remaining Life years 59 Production: ROM Production 000 tons 295,583 Product Sales 000 tons 228,349 Total Revenues $ millions 5,270.5 Average Selling Price $/t sold 23.08 Total Cash Production Costs $ millions 2,963.0 Average Cash Production Cost $/t sold 12.98 Capital Expenditures $ millions 232.1 Average Capital Expenditures $/t sold 1.02 Pre-Tax: Cash Flow $ millions 1,126.8 NPV ₁₂ $ millions 160.0 After-tax: Cash Flow $ millions 1,036.0 NPV ₁₂ $ millions 149.3 Table 12.1: Financial Results

JOHN T. BOYD COMPANY

Table 12.2

ANNUAL PRODUCTION AND CASH FLOW FORECAST
OAKDALE MINE
Prepared For
SMART SAND, INC.
By
John T. Boyd Company
Mining and Geological Consultants
February 2026

Description	Units	2026	2027	2028	2029	2030	2031 to 2035	2036 to 2045	2046 to 2055	2056 to 2084	Total
Production Statistics:											
ROM Production	000 tons	4,225	4,436	4,658	4,891	5,135	25,675	51,350	51,350	143,863	295,583
Process Yield	%	77.3	77.3	77.3	77.3	77.3	77.3	77.3	77.3	77.3	77.3
Product Sales	000 tons	3,264	3,427	3,598	3,778	3,967	19,835	39,670	39,670	111,140	228,349
Sand Revenue	$ 000	75,328	79,095	83,049	87,202	91,562	457,810	915,620	915,620	2,565,213	5,270,499
Average Selling Price	$/ton sold	23.08	23.08	23.08	23.08	23.08	23.08	23.08	23.08	23.08	23.08
Cash Production Costs	$ 000	39,272	42,134	45,142	48,301	51,617	258,085	516,170	516,170	1,446,109	2,963,000
Average Cash Production Costs	$/ton sold	12.03	12.29	12.55	12.78	13.01	13.01	13.01	13.01	13.01	12.98
Contribution Margin	$ 000	36,056	36,961	37,907	38,901	39,945	199,725	399,450	399,450	1,119,104	2,307,499
SG&A Allocation	$ 000	18,148	17,587	16,997	16,377	15,728	78,640	157,280	157,280	440,638	918,675
Royalties	$ 000	428	450	472	496	520	2,600	5,200	5,200	14,568	29,934
EBITDA	$ 000	17,480	18,924	20,438	22,028	23,697	118,485	236,970	236,970	663,898	1,358,890
DDA	$ 000	18,013	18,013	18,013	18,013	18,013	90,065	180,130	180,130	504,655	1,045,045
Operating Income (EBIT)	$ 000	(533)	911	2,425	4,015	5,684	28,420	56,840	56,840	159,244	313,846
Taxes	$ 000	-	263	701	1,160	1,643	8,213	16,427	16,427	46,021	90,855
EBIAT	$ 000	(533)	648	1,724	2,855	4,041	20,207	40,413	40,413	113,222	222,990
Capital Expenditures	$ 000	4,000	4,000	4,000	4,000	4,000	20,000	40,000	40,000	112,065	232,065
Net Income	$ 000	(4,533)	(3,352)	(2,276)	(1,145)	41	207	413	413	1,158	(9,074)
Pre-tax Cash Flow	$ 000	13,480	14,924	16,438	18,028	19,697	98,485	196,970	196,970	551,834	1,126,826
Discounted at 12%	$ 000	12,737	12,591	12,382	12,125	11,828	42,638	37,922	12,210	5,556	159,990
After-tax Cash Flow	$ 000	13,480	14,661	15,737	16,868	18,054	90,272	180,543	180,543	505,812	1,035,970
Discounted at 12%	$ 000	12,737	12,369	11,854	11,345	10,842	39,082	34,760	11,192	5,092	149,273

12-4

12-5 JOHN T. BOYD COMPANY DCF-NPV on a pre-tax and after-tax basis, using discount rates of 8%, 10%, 12% (the base case), and 15% were calculated utilizing the projected cash flows. Table 12.3 summarizes the results of the pre-tax and after-tax DCF-NPV analyses: As shown, the pre-tax DCF-NPV ranges from approximately $127.8 million to $238.7 million. The after-tax DCF-NPV ranges from approximately $119.7 million to $221.6 million. The economic analysis confirms that the Oakdale Mine generates positive pre- and after-tax financial results and a real NPV12 of $149.3 million. As such, it is BOYD’s opinion that the Oakdale Mine’s frac sand reserves have demonstrated economic viability. 12.4 Sensitivity Analysis Table 12.4, below, shows the sensitivity of the project after-tax for a cash flow discounted at 12% (NPV12) to a variation over a range of 20% above and below the base case in: (1) average selling prices and (2) cash production costs. 8% 10% 12% 15% Pre-Tax 238.7 191.9 160.0 127.8 After-Tax 221.6 178.6 149.3 119.7 Table 12.3: DCF-NPV Analysis NPV ($ millions) -20% -15% -10% -5% 0% 5% 10% 15% 20% -20% 91.3 126.1 155.4 182.8 210.3 237.7 265.1 292.5 319.9 -15% 69.9 108.5 139.5 167.6 195.0 222.5 249.9 277.3 304.7 -10% 48.5 87.1 122.9 152.3 179.8 207.3 234.7 262.1 289.5 -5% 27.1 65.7 104.3 136.3 164.6 192.0 219.5 246.9 274.3 0% 5.8 44.3 82.9 119.6 149.3 176.8 204.2 231.7 259.1 5% -15.6 22.9 61.5 100.0 133.2 161.6 189.0 216.5 243.9 10% -37.0 1.5 40.1 78.7 116.4 146.2 173.8 201.2 228.7 15% -58.4 -19.9 18.7 57.3 95.8 130.1 158.6 186.0 213.5 20% -79.8 -41.2 -2.7 35.9 74.4 113.0 143.2 170.8 198.2 C as h P ro du ct io n C os ts Table 12.4: After-Tax NPV12 Sensitivity Analysis ($ millions) Revenues

12-6 JOHN T. BOYD COMPANY As expected, the project is most sensitive to changes in product pricing and production costs. The Oakdale Mine generates negative value only if costs are increased substantially and selling prices are reduced dramatically. The project is less sensitive to capital costs. There is little to no impact varying the capital costs from 70% to 130% of the base case. This analysis demonstrates the project value to be relatively robust, with positive NPVs reported across a wide range of assessed values. q:\eng_wp\3555.026 ss - oakdale fy25\wp\report\ch-12 - economic analysis.docx

13-1 JOHN T. BOYD COMPANY 13.0 PERMITTING AND COMPLIANCE 13.1 Permitting Requirements and Status Several permits, and compliance with federal, state, and municipal regulations are required for mining, processing, and related activities at the Oakdale Mine. The mine’s operations are predominantly regulated under a Monroe County, Wisconsin non-metallic reclamation permit, which contains detailed reclamation plans for the property. Mine operators must submit annual reports to Monroe County containing information on the reclamation status of their mines and pay annual fees based on the disturbed acres, as well as providing written certification that the reclamation plan is being followed. Additional permitting is regulated by Wisconsin state governmental agencies—The Wisconsin Department of Natural Resources (WDNR) or the Wisconsin Department of Agriculture, Trade & Consumer Protection (WDATCP)—and the U.S. Army Corps of Engineers (USACE). Permitting requirements include various Air Permits and Storm Water Management permits. Smart Sands monitors air emissions and has also developed an Environmental Management System and Quality Management System, successfully completing an outside surveillance audit of their Environmental Management System to the ISO 14001: 2015 standard on June 21, 2019. A significant portion of the Probable Reserves areas on the Oakdale property underlie current wetland areas. These areas will be mitigated as designated wetlands prior to mining. These reserves are not in the current five-year plan. A summary of the permits for the Oakdale Mine is provided in Table 13.1, below. BOYD reviewed the permits necessary to support continued operations at the Oakdale Mine, with the required permits appearing to be valid and in good standing.

13-2 JOHN T. BOYD COMPANY The approved permits and certifications are adequate for the continued operation of the mine and processing facilities. New permits, permit revisions, and/or renewals may be necessary from time to time to facilitate future operations. Given sufficient time and planning, Smart Sand should be able to secure new permits, as required, to maintain its planned operations within the context of current regulations. 13.2 Environmental Studies It is BOYD’s understanding that various studies related to wetland delineation and ambient air monitoring have been completed for the Oakdale Mine. As part of the state and federal permitting process, various environmental assessments have been conducted and reviewed by the relevant local, state, and federal agencies. As the necessary permits for mining and processing operations have been issued, it is BOYD’s understanding that all environmental assessments have been accepted by the relevant regulatory bodies, and no material issues were found. 13.3 Waste Disposal and Water Management The coarse refuse generated from the sand processing operations is stockpiled and used in the construction of impoundments or backfilled into dredge ponds or previously mined pits. The fine refuse generated from the sand processing operations is disposed of by pumping it into dredge or impoundment ponds. Waste disposal facilities are in place for current mining operations, with plans to expand the disposal facilities to meet life of reserve storage requirements. Please refer to Section 9.4 for a detailed description of these facilities. Water control structures are in place and function as required by regulatory agencies. 13.4 Compliance Mine safety is regulated by MSHA, as are all mining operations. MSHA inspects the facilities, at a minimum, twice a year. Smart Sand’s safety record compares favorably with its regional peers. Based on our review of information provided by Smart Sand and available public information, it is BOYD’s opinion that the Oakdale Sand Mine’s record of compliance with applicable mining, water quality, and environmental regulations is generally superior

13-3 JOHN T. BOYD COMPANY to that of the industry. BOYD is not aware of any regulatory violation or compliance issue which would materially impact the estimated frac sand reserves. 13.5 Plans, Negotiations, or Agreements New permits and certain permit amendments/revisions require public notification. The public is made aware of pending permits by advertisement in local newspapers. Additionally, a copy of the application is retained at the local county’s public library for review. A comment period follows the last advertisement date to allow the public to submit comments to the regulatory authority. BOYD is not aware of any community or stakeholder concerns, impacts, negotiations, or agreements that would materially impact the estimated frac sand reserves. 13.6 Post-Mining Land Use and Reclamation Under current regulations in Wisconsin, the WDNR governs surface mining reclamation, outlining requirements in Chapter NR 135 of the Wisconsin Administrative Code. WDNR requires reclamation permits and plans be approved prior to beginning mining operations and requires operators to provide financial guarantees ensuring their ability to complete approved reclamation plans. Local ordinances for non-metallic mining reclamation plans are also enforced by each county, or incorporated areas within a county, that ensure non-metallic mining operations are reclaimed to meet standardized reclamation requirements, ground stabilization, revegetation, surface water management, groundwater quality, development and restoration of natural habitats, and the removal of refuse. As a matter of good mining practice, Smart Sand acts to conduct progressive reclamation throughout the operation’s mining life to minimize risk and costs at closure. Mine site reclamation costs are included in the capital and operating costs discussed in Chapter 11 and included in the economic analysis presented in Chapter 12. 13.7 Local Procurement and Hiring BOYD is not aware of any commitments for local procurement or hiring. Smart Sand reports making efforts to source supplies and materials from regional vendors. The workforce is likewise located in the regional area.

13-4 JOHN T. BOYD COMPANY Smart Sand’s stated core values include making positive impacts in the communities in which it operates. In addition to the payment of income taxes and other local community taxes such as property taxes and royalties, Smart Sand supports, financially and otherwise, local community endeavors. q:\eng_wp\3555.026 ss - oakdale fy25\wp\report\ch-13 - permitting and compliance.docx

14-1 JOHN T. BOYD COMPANY 14.0 INTERPRETATION AND CONCLUSIONS 14.1 Findings BOYD’s independent technical assessment was conducted in accordance with S-K 1300 and concludes: • Sufficient data have been obtained through the site exploration and sampling programs and mining operations to support the geological interpretations of the sand deposit underlying the Oakdale property. The data are of sufficient quantity and reliability to reasonably support the sand resource and sand reserve estimates presented in this report. • BOYD is of the opinion that our data validation efforts: (1) adequately confirm the reasonableness of the geologic interpretations, resource estimation criteria, and economic assumptions; and (2) support the use of the data in frac sand resource/reserve estimation. • The 228.3 million product tons of frac sand reserves (as of December 31, 2025) identified on the property are reasonably and appropriately supported by technical studies, which consider expected geologic conditions, planned mining and processing operations, forecasted product revenues, and operating and capital cost estimates. As such, BOYD is of the opinion that there are reasonable expectations that the stated frac sand reserves for the Oakdale Mine are technically, economically, and legally extractable as of December 31, 2025. • To our knowledge, there is no other relevant data or information considered material to the Oakdale Mine that would impact or change this TRS. 14.2 Significant Risks and Uncertainties The ability of Smart Sand, or any mining company, to achieve production and financial projections is dependent on numerous factors. These factors primarily include site-specific geological conditions, the capabilities of management and operational personnel, product sales prices and market conditions, environmental issues, securing permit renewals and bonds, and developing and operating mines in a safe and efficient manner. Unforeseen changes in legislation and new industry developments could substantially alter the performance of any mining company. It is our understanding that Smart Sand continuously assesses these factors and adjusts operating plans as a matter of course.

14-2 JOHN T. BOYD COMPANY As a mining operation with an established history of commercial success, there is a high degree of certainty for the Oakdale Mine under the current and foreseeable operating environment. However, it should be noted that frac sand is generally marketed exclusively to the energy sector which has historically faced more volatility than many other industries. Subject specific assessments of risk are presented in the relevant sections of this report. 14.3 Recommendations Based on the current status of the Oakdale Mine, BOYD has no recommendations for additional work relevant to the subject frac sand reserves at this time. q:\eng_wp\3555.026 ss - oakdale fy25\wp\report\ch-14 - conclusions.docx